UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2012

ASPEN GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-165685	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246
(Address of Principal Executive Office) (Zip Code)

(646) 450-1843
 (Registrant’s telephone number, including area code)

301 Kinderkamack Road, Suite A-2
Westwood, NJ 07675
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01    COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On March 13, 2012, Aspen Group, Inc. f/k/a Elite Nutritional Brands, Inc., a Delaware Corporation (the “Public Company”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) by and among the Public Company, Aspen University Inc., a privately-held Delaware corporation (“Aspen”), and Aspen Acquisition Sub., Inc. (“AcquisitionCo”), a wholly-owned subsidiary of the Public Company.  The merger transaction contemplated under the Merger Agreement (the “Reverse Merger”) closed on March 13, 2012, at which time AcquisitionCo was merged with and into Aspen, and Aspen, as the surviving corporation, became a wholly-owned subsidiary of the Public Company.

The Public Company’s sole director approved the Merger Agreement, the Reverse Merger and the other transactions contemplated under the Merger Agreement on behalf of the Public Company as the sole shareholder of AcquisitionCo.  All of the directors and a majority of the outstanding voting power of Aspen approved the Merger Agreement, the Reverse Merger and the other transactions contemplated thereunder.  Immediately following the closing of the Reverse Merger, the Public Company changed its business plan and operations to that of Aspen.

As of the closing of the Reverse Merger, the Public Company had 9,760,000 shares of common stock outstanding and $20,000 of convertible notes convertible into 20,000 shares of common stock. The Public Company issued Aspen shareholders 25,515,204 shares of common stock. The Public Company also agreed to assume $500,000 of Aspen convertible notes, convertible at $1.00 per share and 456,000 warrants exercisable at $1.00 per share upon cancellation of the Aspen notes and warrants.

The Public Company was a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”)) immediately before the completion of the Reverse Merger. Accordingly, pursuant to the requirements of Item 2.01 of Form 8-K, set forth below is the information that would be required if the Public Company were filing a general form for registration of a class of securities on Form 10 under the Exchange Act, with such information reflecting the Public Company and its securities upon consummation of the Reverse Merger.

Changes to the Business.  The Public Company intends to carry on the business of Aspen as its sole line of business.  Upon closing of the Reverse Merger, we relocated our offices to the offices of Aspen.

Changes to the Board of Directors and Executive Officers.  Upon the closing of the Reverse Merger, the sole director of the Public Company resigned and the directors of Aspen were appointed as directors of the Public Company together with one additional director designee. In addition, upon the closing of the Reverse Merger, the sole officer of the Public Company resigned and the officers of Aspen were appointed as the officers of the Public Company.

Accounting Treatment. The Reverse Merger is being accounted for as a reverse-merger and recapitalization. Aspen is the acquirer for financial reporting purposes and the Public Company is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Reverse Merger will be those of Aspen and will be recorded at the historical cost basis of Aspen, and the consolidated financial statements after completion of the Reverse Merger will include the assets and liabilities of the Public Company and Aspen, and the historical operations of Aspen and operations of the Public Company from the closing date of the Merger.

Tax Treatment; Small Reporting Company. The Reverse Merger is intended to constitute a reorganization within the meaning of the Internal Revenue Code of 1986 (the “Code”), or such other tax free reorganization exemptions that may be available under the Code. Following the Reverse Merger, the Public Company will continue to be a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K, as promulgated by the Securities and Exchange Commission (“SEC”).

Corporate History. The Public Company was incorporated on February 23, 2010 in Florida as a home improvement company intending to develop products and sell them on a wholesale basis to home improvement retailers.  The Public Company was unable to execute its business plan.  In June 2011, the Public Company changed its name to Elite Nutritional Brands, Inc. and terminated all operations. In February 2012, the Public Company reincorporated in Delaware under the name Aspen Group, Inc.  It also effected a reverse stock split, and the officer and director of the Public Company prior to the Reverse Merger returned to the Public Company’s treasury all but 2,000,000 of his personally-owned shares of common stock.

Aspen was incorporated on September 30, 2004 in Delaware.  Its predecessor was a Delaware limited liability company organized in Delaware in 1999.

EGC Merger. In May 2011, Aspen entered into an Agreement and Plan of Merger and merged with Education Growth Corporation (the “EGC Merger”) Aspen survived the merger. Education Growth Corporation (“EGC”) was a start-up company controlled by Mr. Michael Mathews. Mr. Mathews became Aspen’s Chief Executive Officer upon closing the EGC Merger.  Mr. Patrick Spada, the founder of Aspen, remained as Chairman and by virtue of his ownership of Series C Preferred Stock (“Series C”) retained control of Aspen.

Developments Related to Change of Control of Aspen. In September 2011, the founder of Aspen, Mr. Spada decided to retire as an officer and director of Aspen. As a result, Aspen closed a transaction pursuant to which Mr. Spada agreed to retire as an officer and director, to sell some of his voting stock of Aspen to current shareholders and directors of Aspen, and to sign a Consulting Agreement with Aspen.  See “Related Person Transactions” at page 85 of this report.  Concurrently with this September 2011 transaction, Aspen completed a financing and raised gross proceeds of $1,700,000.  On September 16, 2011, Mr. Spada’s corporation, Higher Education Management Group, Inc. (“HEMG”) issued an irrevocable proxy to Aspen’s Board of Directors  (the “Board”) permitting the Board to vote HEMG’s shares of Series C in favor of a merger or share exchange with a public company.

Description of Business

As used in this Form 8-K, all references to “we,” “our” and “us” for periods prior to the closing of the Reverse Merger refer to Aspen, as a privately owned company, and for periods subsequent to the closing of the Reverse Merger refer to the Public Company and its subsidiaries (including Aspen), unless the context otherwise indicates. In referring to academic matters, these words refer solely to Aspen University Inc.

Founded in 1987, Aspen’s mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education.  We are dedicated to helping our students exceed their personal and professional objectives in a socially conscious and economically sensible way.  Aspen’s mission in fact is to help students achieve their long-term goals of upward mobility and long-term economic success through providing superior education, exerting financial prudence, and supporting our students’ career advancement goals.  Aspen is dedicated to providing the highest quality education experiences taught by top-tier professors - 67% of our adjunct professors hold doctorate degrees.

Because we believe higher education should be a catalyst to our students’ long-term economic success, we exert financial prudence by offering affordable tuition that is one of the greatest values in online education.  We have expanded our degree offerings broadly but the vision remains the same:  to provide students with the best value in high quality education and to help them achieve their academic and career goals.

One of the key differences between Aspen and other publicly-traded, exclusively online, for-profit universities is that 88% of our full-time degree-seeking students as of December 31, 2011 were enrolled in a graduate degree program (master or doctorate degree program). As of December 31, 2011, 1,477 students were enrolled full-time at Aspen, with 1,297 students, or 88%, of Aspen’s full-time, degree-seeking student body enrolled in master or doctoral degree programs.  In addition, 496 students are enrolled in a certificate or continuing education program. Aspen is committed to maintaining its focus on being a predominantly graduate school for the foreseeable future.

Today, Aspen offers certificate programs and associate, bachelor, master and doctoral degree programs in a broad range of areas, including business and organization management, education, nursing, information technology, and general studies. In terms of enrollments, our  most popular schools are our school of business and our school of nursing.  Specifically, our Master of Business Administration and Master of Science in Nursing represent the two largest degree programs among our full-time, degree-seeking student body as of December 31, 2011.

We are accredited by the Distance Education and Training Council (“DETC”), a “national accrediting agency” recognized by the U.S. Department of Education (“DOE”).  Aspen first received DETC accreditation in 1993 and most recently received re-accreditation in January 2009.  In February 2012, DETC informed Aspen that it had approved the change of ownership application related to the Reverse Merger, subject to customary conditions. Additionally, Aspen is authorized by the Colorado Commission on Higher Education, a departmental division of the Colorado Department of Higher Education (“CDHE”), to operate in Colorado as a private university under the Degree Authorization Act.  In January 2012, the CDHE informed Aspen that it would remain in good standing with CDHE after the Reverse Merger, provided Aspen retained its accreditation after the acquisition.  In February 2012, Aspen informed CDHE regarding DETC’s approval of the change in ownership and control related to the Reverse Merger.  In February 2009 , the DOE provisionally certified Aspen to participate in the federal student financial aid programs authorized under Title IV of the Higher Education Act (“Title IV”).  Under such certification, Aspen is restricted to a limit of 500 student recipients for Title IV funding for the duration of this provisional certification.  As of December 31, 2011, Aspen had 171 students that were participating in the Title IV programs.  During the duration of Aspen’s provisional certification, a total of 243 Aspen students have received Title IV aid.  We applied timely for re-certification in June 2011, but the application remained pending at the time of the Reverse Merger.  Aspen submitted a voluntary pre-acquisition review application to the DOE in connection with the Reverse Merger, but the DOE had not acted on that application at the time of the Reverse Merger.  Consistent with the Higher Education Act, Aspen’s certification to participate in Title IV programs terminated after closing of the Reverse Merger, and Aspen must apply to DOE to reestablish its eligibility and certification to participate in the Title IV programs.  However, in order to avoid significant disruption in disbursements of Title IV funds, the DOE may temporarily and provisionally certify an institution that is seeking approval of a change in ownership, like Aspen, under certain circumstances while the DOE reviews the institution’s application.  On March 15, 2012 the DOE asked Aspen to notify it in writing whether Aspen would be able to provide to the DOE by March 28, 2012 a letter of credit in the amount of $105,865, which is 10% of Aspen’s Title IV receipts in 2011.  Aspen has timely informed the DOE that it will provide the requested letter of credit by March 28, 2012.

Furthermore, DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue after it reviews Aspen’s application for approval of the change in ownership and control, including growth restrictions or limitation on the number of students who may receive Title IV aid.

In 2008, Aspen received accreditation of its Master of Science in Nursing Program with the Commission on Collegiate Nursing Education (the “Nursing Commission”).  Officially recognized by the DOE, the Nursing Commission is a nongovernmental accrediting agency, which ensures the quality and integrity of education programs in preparing effective nurses. Aspen’s Master of Science in Nursing program most recently underwent accreditation review by the Nursing Commission in March 2011.  At that time, the program’s accreditation was reaffirmed, with the accreditation term to expire December 30, 2021. The program is next scheduled for on-site evaluation by the Nursing Commission in Spring 2012. We currently offer a variety of nursing degrees including: RN-to-MSN Bridge Program (seven course program), Masters of Science in Nursing Education, and Masters of Science in Nursing Administration and Management.  Students may apply to the RN-to MSN bridge program if they hold an associate nursing degree.  Students that complete our RN-to-MSN Bridge program matriculate into our Master of Nursing program, allowing them to bypass the Bachelor of Nursing program offered at other universities.

Aspen is a Global Charter Education Provider for the Project Management Institute (“PMI”) and a Registered Education Provider (R.E.P.) of the PMI.  The PMI recognizes select Aspen Project Management Courses as Professional Development Units.  These courses help prepare individuals to sit for the Project Management Professional (“PMP”) certification examination.  PMP certification is the project management profession’s most recognized and respected certification credential.  Project management professionals may take the PMI approved Aspen University courses to fulfill continuing education requirements for maintaining their PMP certification.

In connection with our Bachelor and Master degrees in Psychology of Addiction and Counseling, the National Association of Alcoholism and Drug Abuse Counselors (“NAADAC”) has approved Aspen as an “academic education provider.”  NAADAC-approved education providers offer training and education for those who are seeking to become certified, and those who want to maintain their certification, as alcohol and drug counselors. In connection with the approval process, NAADAC reviews all educational training programs for content applicability to state and national certification standards.

In 2012, Aspen plans to add five new degree or certificate programs and one specialization. Aspen plans to seek DETC approval for the following:

●	Certificate in Internet Marketing;
●	Doctorate of Nursing Practice;
●	Bachelor of Science in Technology (with specialization in telecommunications and digitally integrated premise design);
●	Bachelor of Fine Arts;
●	Associate in Fine Arts; and
●	MBA Specialization in Internet Marketing.

Aspen also plans to seek DOE approval for the above programs in order to award Title IV aid to students participating in such programs.  See “Regulation” beginning at page 15 of this report.  These programs and certificates focus on Aspen’s strategic goal of increasing enrollments in business, nursing, and technology program areas.

Competitive Strengths - We believe that we have the following competitive strengths:

Exclusively Online Education - We have designed our courses and programs specifically for online delivery, and we recruit and train faculty exclusively for online instruction. We provide students the flexibility to study and interact at times that suit their schedules.  We design our online sessions and materials to be interactive, dynamic and user friendly.

Debt Minimization - We are committed to offering among the lowest tuition rates in the sector, which to date has alleviated the need for a significant majority of our students to require debt financing to fund Aspen’s tuition requirements.

Commitment to Academic Excellence - We are committed to continuously improving our academic programs and services, as evidenced by the level of attention and resources we apply to instruction and educational support.  We are committed to achieving high course completion and graduation rates compared to competitive distance learning, for-profit schools.  67% of our adjunct faculty members hold a doctorate degree.  One-on-one contact with our highly experienced faculty brings knowledge and great perspective to the learning experience.  Faculty members are available by telephone and email to answer questions, discuss assignments and provide help and encouragement to our students.  The new faculty service department will offer a continuing faculty development program (training and courses) as well as a centralized instructional design component.  For example, the faculty service department will offer training on the new technology and tools that Aspen adopted in 2011.  This training will enable Aspen’s faculty to implement optimally the new technology and tools.  The faculty service department will also include an instructional design department, which will centralize preparation of course materials.

Highly Scalable and Profitable Business Model - We believe our exclusively online education model, our relatively low student acquisition costs, and our variable faculty cost model will enable us to expand our operating margins.  If we increase student enrollments we will be able to scale on a variable basis the number of adjunct faculty members after we reach certain enrollment metrics (not before).  A single adjunct faculty member can work with as little as two students or as many as 25 over the course of an enrollment period.

“One Student at a Time” personal care - We are committed to providing our students with fast and personal individualized support.  Every student is assigned an academic advisor who becomes an advocate for the student’s success.  Our one-on-one approach assures contact with faculty members when a student needs it and monitoring to keep them on course.  Our administrative staff is readily available to answer any questions and works with a student from initial interest through the application process and enrollment, and most importantly while the student is pursuing a degree or studies. Based on Aspen’s 2011 DETC Annual Report of student satisfaction survey results, calculated in accordance with applicable DETC policy, 95% - 98% of students on average expressed satisfaction with their recently completed course.

Admissions

In considering candidates for acceptance into any of our certificate or degree programs, we look for those who are serious about pursuing – or advancing in – a professional career, and who want to be both prepared and academically challenged in the process.  We strive to maintain the highest standards of academic excellence, while maintaining a friendly learning environment designed for educational, personal and professional success.  A desire to meet those standards is a prerequisite.  Because our programs are designed for self-directed learners who know how to manage their time, successful students have a basic understanding of management principles and practices, as well as good writing and research skills.  Admission to Aspen is based on thorough assessment of each applicant’s potential to complete successfully the program. Additionally, we require students to complete an essay as part of their admission process – as we are looking for students not only with the potential to succeed but also with the motivation to succeed.

Industry Overview

The U.S. market for postsecondary education is a large, growing market. According to a 2011 publication by the National Center for Education Statistics (“NCES”), the number of postsecondary learners enrolled as of Fall 2009 in U.S. institutions that participate in Title IV programs was approximately 21 million (including both undergraduate and graduate students), up from 18.2 million in the Fall of 2007. We believe the growth in postsecondary enrollment is a result of a number of factors, including the significant and measurable personal income premium that is attributable to postsecondary education, and an increase in demand by employers for professional and skilled workers, partially offset in the near term by current economic conditions. According to the NCES, in 2009, the median earnings of young adults with a bachelor’s degree was $51,000 for men and $40,100 for women compared to $40,000 for men and $35,000 for women with an associate’s degree and $32,900 for men and $25,000 for women with a high school diploma.

Eduventures, Inc., an education consulting and research firm, estimates that 20% of all postsecondary students will be in fully-online programs by 2014, with perhaps another 20% taking courses online.  The estimated increase in students online increased 18% in 2010.  We believe that the higher growth in demand for fully-online education is largely attributable to the flexibility and convenience of this instructional format, as well as the growing recognition of its educational efficacy.

Competition

There are more than 4,200 U.S. colleges and universities serving traditional college age students and adult students. Any reference to universities in this report also includes colleges.  Competition is highly fragmented and varies by geography, program offerings, delivery method, ownership, quality level, and selectivity of admissions.  No one institution has a significant share of the total postsecondary market.  While we compete in a sense with traditional “brick and mortar” universities, our primary competitors are with online universities.  Our online university competitors that are publicly traded include: Apollo Group, Inc. (Nasdaq: APOL), American Public Education, Inc. (Nasdaq: APEI), DeVry Inc. (NYSE: DV), Grand Canyon Education, Inc. (Nasdaq: LOPE), ITT Educational Services, Inc. (NYSE: ESI), Capella Education Company (Nasdaq: CPLA), Career Education Corporation (Nasdaq: CECO) and Bridgepoint Education, Inc. (NYSE: BPI).  American Public Education, Inc. and Capella Education Company are wholly online while the others are not.  Based upon public information, Apollo Group, which includes University of Phoenix, is the market leader with University of Phoenix having degree enrollments exceeding 373,000 students (based upon APOL’s Form 10-Q filed on January 5, 2012).  As of December 31, 2011, Aspen had 1,973 students currently enrolled.  These competitors have substantially more financial and other resources.

The primary mission of most accredited four-year universities is to serve generally full-time students and conduct research. Aspen acknowledges the differences in the educational needs between working and full-time students at “brick and mortar” schools and provides programs and services that allow our students to earn their degrees without major disruption to their personal and professional lives.

We also compete with public and private degree-granting regionally and nationally accredited universities.  An increasing number of universities enroll working students in addition to the traditional 18 to 24 year-old students, and we expect that these universities will continue to modify their existing programs to serve working learners more effectively, including by offering more distance learning programs.  We believe that the primary factors on which we compete are the following:

●    active and relevant curriculum development that considers the needs of employers;
●    the ability to provide flexible and convenient access to programs and classes;
●    high-quality courses and services;
●    comprehensive student support services;
●    breadth of programs offered;
●    the time necessary to earn a degree;
●    qualified and experienced faculty;
●    reputation of the institution and its programs;
●    the variety of geographic locations of campuses;
●    regulatory approvals;
●    cost of the program;
●    name recognition; and
●    convenience.

Curricula

Certificates
Certificate in Information Technology with specializations in
   • Information Systems Management
   • Java Development
   • Object Oriented Application Development
   • Smart Home Integration
   • Web Development
Certificate in Project Management

Associates Degrees Associate of General Studies Associate of Applied Science Early Childhood Education
Bachelors Degrees
Bachelor of General Studies
Bachelor of Arts in Psychology and Addiction Counseling
Bachelor of Science in Alternative Energy
Bachelor of Science in Business Administration
Bachelor of Science in Business Administration, (Completion Program)
Bachelor of Science in Criminal Justice
Bachelor of Science in Criminal Justice, (Completion Program)
Bachelor of Science in Criminal Justice with specializations in
•• Criminal Justice Administration
•• Major Crime Investigation Procedure
•• Major Crime Investigation Procedure, (Completion Program)
Bachelor of Science in Early Childhood Education
Bachelor of Science in Early Childhood Education, (Completion Program)
Bachelor of Science in Early Childhood Education with a specialization in
•• Infants and Toddlers
•• Infants and Toddlers, (Completion Program)
•• Preschool
•• Preschool, (Completion Program)
Bachelor of Science in Foodservice Operations and Restaurant Management
Bachelor of Science in Medical Managements

Masters
Master of Arts Psychology and Addiction Counseling
Master of Science in Criminal Justice
Master of Science in Criminal Justice with a specialization in
•• Forensic Sciences
•• Law Enforcement Management
•• Terrorism and Homeland Security
Master of Science in Information Management with a specialization in
•• Management
•• Project Management
•• Technologies
Master of Science in Information Systems with a specialization in
•• Enterprise Application Development
•• Web Development
Master of Science in Information Technology
Master of Science in Nursing with a specialization in
•• Administration and Management
•• Administration and Management, (RN to MSN Bridge Program)
•• Nursing Education
•• Nursing Education, (RN to MSN Bridge Program)
Master of Science in Physical Education and Sports Management
Master of Science in Technology and Innovation with a specialization in
•• Business Intelligence and Data Management
•• Electronic Security
•• Project Management
•• Systems Design
•• Technical Languages
•• Vendor and Change Control Management
Master in Business Administration
Master in Business Administration with specializations in
•• Entrepreneurship
•• Finance
•• Information Management
•• Pharmaceutical Marketing and Management
•• Project Management
Master in Education
•• Curriculum Development and Outcomes Assessment
•• Education Technology
•• Transformational Leadership

Doctorates
Doctorate of Science in Computer Science
Doctorate in Education Leadership and Learning
Doctorate in Education Leadership and Learning with specializations
•• Education Administration
•• Faculty Leadership
•• Instructional Design
•• Leadership and Learning

Independent online classes start on the 1st and the 16th of every month and students may enroll in up to a maximum of three courses at a time. Online interactive courses are offered five times a year.

Sales and Marketing

Prior to the EGC Merger, Aspen had conducted minimal efforts and spent immaterial sums on sales and marketing. During the second half of 2011, Mr. Michael Mathews and his team made significant changes to our sales and marketing program and spent a significant amount of time and resources on our marketing program.

What is unique about Aspen’s marketing program is that we have no plans in the near future to utilize third-party lead generation companies to attract prospective students.  To our knowledge, most if not all for-profit online universities utilize multiple third-party lead generation companies to obtain a meaningful percentage of their prospective student leads.  Aspen’s executive officers have many years of expertise in the online lead generation and Internet advertising industry, which for the foreseeable future will allow Aspen to cost-effectively drive all prospective student leads internally. This is a competitive advantage for Aspen because third-party leads are typically non-exclusive (lead generation firms typically sell prospective student leads to multiple universities), therefore the conversion rate for those leads tends to be appreciably lower than internally generated, proprietary leads.

In May 2011, Aspen expanded on its current search engine marketing initiatives related to Google. Aspen expanded the use of Aspen keyword search terms and keywords related to its MBA program and nursing program. Aspen also refined its testing of keywords, marketing messages and the establishment of program specific informational pages that have been matched to those keywords. Landing pages and keywords have been further optimized in order to facilitate streamlined communication of Aspen’s programs, degrees and courses offered in order to ensure that prospective students are provided with information necessary to make an informed decision regarding Aspen and to begin a dialogue with an Aspen advisor. The search engine marketing program was expanded in July 2011, to include the Microsoft and Yahoo search engines for general university terms, MBA and nursing programs, utilizing the same paradigm of directing prospective students to an informational page about their desired interest within those programs.

In October 2011, Aspen began to advertise directly on website publisher sites, reaching prospective students who would benefit from the programs we offer within nursing and business programs.

In November 2011, Aspen complemented its search and social media marketing programs by utilizing proprietary email networks to send Aspen branded email advertisements specific to the nursing and business programs. These email networks are provided with Aspen marketing advertisements which relate to those programs and direct students to program specific informational pages. At all times marketing serves to provide prospective students with information about Aspen and their indicated program of interest, so that students may make an informed decision regarding Aspen. All networks are carefully vetted and only utilize advertisements created and approved by Aspen in order to ensure the messages adhere to our rigorous quality and integrity standards.

Aspen’s marketing plan in 2012 is consistent with the changes made in 2011. In the fiscal quarter ending March 31, 2012, Aspen intends to  increase its marketing spend rates during the course of 2012 assuming Aspen is able to raise sufficient capital. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” later in this report. Aspen recently hired an Executive Vice President of Marketing, who will supervise the opening of a new call center in the Phoenix-metro area in 2012, subject to any required regulatory approvals. This executive has prior experience in marketing with an online university competitor and, more recently, an online lead generation company.

This change in marketing coincided with our new tuition plan which we launched effective July 15, 2011.  Our new plan features increased tuition rates on a per course basis; i.e. $300/credit hour for master or doctorate program, with a pre-payment option that offers students a discount of approximately 33% off the $300/credit hour standard payment plan.

Previously in June 2010, Aspen initiated a combination pre-payment/low per course plan that charged students tuition of only $3,600 for the entire 12-course Master or Doctorate program (the pre-payment option offered the student the ability to pre-pay $2,700 for the first four courses or 12 credit hours, followed by $112.50 per course or $37.50/credit hour for the remaining eight courses.)  This program was terminated as of July 15, 2011. In 2011, 29% of our revenue were derived from the 2010 plan and 49% of our full-time students were on this plan.

Anticipating significant growth from our new marketing efforts, we spent approximately $1.1 million in 2011 upgrading our information technology.

Employees

We have 34 full-time employees.  As of the date of this report, we had 67 adjunct professors.  None of our employees are parties to any collective bargaining arrangement. We believe our relationships with our employees are good.

Property

Our corporate headquarters are located in a facility in Denver, Colorado, consisting of approximately 3,900 square feet of office space under a lease that expires in September 2015.  This facility accommodates our academic operations.  We believe that our existing facilities are suitable and adequate and that we have sufficient capacity to meet our current anticipated needs.  Our executive offices are in New York City where we lease 2,000 square feet under a month-to-month sublease.

Regulation

Students attending Aspen finance their education through a combination of individual resources, corporate reimbursement programs and federal financial aid programs. The discussion which follows outlines the extensive regulations that affect our business. Complying with these regulations entails significant effort from our executives and other employees. Our President has two unique roles: overseeing our accreditation and regulatory compliance and seeking to improve our academic performance. Accreditation and regulatory compliance is also expensive. Beyond the internal costs, we began using education regulatory counsel in the summer of 2011, as our current Chief Executive Officer focused his attention on compliance. Aspen participates in the federal student financial aid programs authorized under Title IV.  For the year ended December 31, 2011, approximately 7% of our cash-basis revenues for eligible tuition and fees were derived from Title IV programs. In connection with a student’s receipt of Title IV aid, we are subject to extensive regulation by the DOE, state education agencies and the DETC. In particular, the Title IV programs, and the regulations issued thereunder by the DOE, subject us to significant regulatory scrutiny in the form of numerous standards that we must satisfy. To participate in Title IV programs, a school must, among other things, be:

●	authorized to offer its programs of instruction by the applicable state education agencies in the states in which it is physically located (in our case, Colorado);

●	accredited by an accrediting agency recognized by the Secretary of the DOE; and

●	certified as an eligible institution by the DOE.

The DOE recently enacted new regulations relating to the Title IV programs.   Many of those regulations were effective July 1, 2011.  Under these new regulations, an institution, like ours, that offers postsecondary education through distance education to students in a state in which the institution is not physically located or in which it is otherwise subject to state jurisdiction as determined by that state, must meet any state requirements to offer legally postsecondary education to students in that state.  The institution must be able to document state approval for distance education if requested by the DOE.  These new rules were to become effective July 1, 2011, although the DOE indicated in an April 20, 2011 guidance letter that it would not initiate any action to establish repayment liabilities or limit student eligibility for distance education activities undertaken before July 1, 2014, provided the institution was making a good faith effort to identify and obtain necessary state authorization before that date.  However, on July 12, 2011, a federal judge for the U.S. District Court for the District of Columbia vacated the portion of the DOE’s state authorization regulation that requires online education providers to obtain any required authorization from all states in which their students reside, finding that the DOE had failed to provide sufficient notice and opportunity to comment on the requirement.  Should the requirements be enforced, however, and if we fail to obtain required state authorization to provide postsecondary distance education in a specific state, we could lose our ability to award Title IV aid to students within that state.  In addition, a state may impose penalties on an institution for failure to comply with state requirements related to an institution’s activities in a state, including the delivery of distance education to persons in that state.

We enroll students in all 50 states, as well as the District of Columbia and Puerto Rico.  We have sought and received confirmation that our operations do not require state licensure or authorization, or we have been notified that we are exempt from licensure or authorization requirements, in three states. We have submitted or are in the process of submitting applications for approval or exemption in 12 states and are continuing to assess whether we are required to obtain authorization from the remaining states or jurisdictions.

We are subject to extensive regulations by the states in which we become authorized or licensed to operate. State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations and other operational matters. State laws and regulations may limit our ability to offer educational programs and to award degrees. Some states may also prescribe financial regulations that are different from those of the DOE. If we fail to comply with state licensing requirements, we may lose our state licensure or authorizations.  Failure to comply with state requirements could result in Aspen losing its authorization from the Colorado Commission on Higher Education, its eligibility to participate in Title IV programs, or its ability to offer certain programs, any of which may force us to cease operations.

Additionally, Aspen is a Delaware corporation.  Delaware law requires an institution to obtain approval from the Delaware Department of Education (“Delaware DOE”) before it may incorporate with the power to confer degrees.  Aspen did not obtain such approval.  It has begun communications with the Delaware DOE and is taking steps to obtain Delaware DOE approval.  An application to the State of Delaware has been made and we are awaiting a decision or additional guidance.

Accreditation

Aspen has been accredited since 1993 by the DETC, an accrediting agency recognized by the DOE. Accreditation is a non-governmental system for recognizing educational institutions and their programs for student performance, governance, integrity, educational quality, faculty, physical resources, administrative capability and resources, and financial stability. In the U.S., this recognition comes primarily through private voluntary associations that accredit institutions and programs. To be recognized by the DOE, accrediting agencies must adopt specific standards for their review of educational institutions. Accrediting agencies establish criteria for accreditation, conduct peer-review evaluations of institutions and programs for accreditation, and publicly designate those institutions or programs that meet their criteria. Accredited institutions are subject to periodic review by accrediting agencies to determine whether such institutions maintain the performance, integrity and quality required for accreditation.

Accreditation by the DETC is important. Accreditation is a reliable indicator of an institution’s quality and is an expression of peer institution confidence.  Universities depend, in part, on accreditation in evaluating transfers of credit and applications to graduate schools. Accreditation also provides external recognition and status.  Employers rely on the accredited status of institutions when evaluating an employment candidate’s credentials.  Corporate and government sponsors under tuition reimbursement programs look to accreditation for assurance that an institution maintains quality educational standards. Moreover, institutional accreditation awarded from an accrediting agency recognized by the DOE is necessary for eligibility to participate in Title IV programs.  From time to time, DETC adopts or makes changes to its policies, procedures and standards. If we fail to comply with any of DETC’s requirements, our accreditation status and, therefore, our eligibility to participate in Title IV programs could be at risk.  The National Advisory Committee on Institutional Quality and Integrity (the panel charged with advising DOE on whether to recognize accrediting agencies for federal purposes, including Title IV program purposes) is next scheduled to review DETC for recognition purposes in Spring 2012.  Aspen is next scheduled for accreditation renewal by DETC in January 2014.

Nature of Federal, State and Private Financial Support for Postsecondary Education

An institution that applies to participate in Title IV programs for the first time, if approved, will be provisionally certified for no more than one complete award year. Furthermore, an institution that undergoes a change in ownership resulting in a change of control must apply to the DOE in order to reestablish its eligibility to participate in Title IV programs. If the DOE determines to approve the application, it issues a provisional certification, which extends for a period expiring not later than the end of the third complete award year following the date of the provisional certification. Prior to the Reverse Merger, Aspen was provisionally certified because it was a new participant in the Title IV programs. If the DOE approves the change in ownership and control, Aspen will be provisionally certified. A provisionally certified institution must apply for and receive DOE approval of substantial changes and must comply with any additional conditions included in its program participation agreement. If the DOE determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, the DOE may seek to revoke the institution's certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified.

The federal government provides a substantial part of its support for postsecondary education through the Title IV programs, in the form of grants and loans to students. Students can use those funds at any institution that has been certified by the DOE to participate in the Title IV programs. Aid under Title IV programs is primarily awarded on the basis of financial need, generally defined as the difference between the cost of attending the institution and the amount a student can reasonably contribute to that cost. All recipients of Title IV program funds must maintain satisfactory academic progress and must progress in a timely manner toward completion of their program of study. In addition, each school must ensure that Title IV program funds are properly accounted for and disbursed in the correct amounts to eligible students.

Our students receive loans and grants to fund their education under the following Title IV programs: (1) the Federal Direct Loan program (“Direct Loan”) and (2) the Federal Pell Grant (“Pell”) program.

Currently, the majority of Aspen students self-finance all or a portion of their education. Additionally, students may receive full or partial tuition reimbursement from their employers. Eligible students can also access private loans through a number of different lenders for funding at current market interest rates.

Under the Direct Loan program, the DOE makes loans directly to students.The Direct Loan Program includes the Direct Subsidized Loan, the Direct Unsubsidized Loan, the Direct PLUS Loan (including loans to graduate and professional students), and the Direct Consolidation Loan.  The Budget Control Act of 2011 (“BCA”), signed into law in August 2011, eliminated Direct Subsidized Loans for graduate and professional students, as of July 1, 2012.  The terms and conditions of subsidized loans originated prior to July 1, 2012 are unaffected by the law.  In 2011, Direct Subsidized Loans were 3% of Aspen’s cash revenues as calculated in accordance with the DOE’s 90/10 rule.  Cash revenues are not revenues reported on Aspen’s Consolidated Financial Statements contained in this report.

For Pell grants, the DOE makes grants to undergraduate students who demonstrate financial need.  To date, few Aspen students have received Pell Grants.  Accordingly, the Federal Pell Grant program currently is not material to Aspen given the fact that Pell Grant’s represented less than 1% of Aspen’s cash revenues as calculated in accordance with the DOE’s 90/10 rule.

Regulation of Federal Student Financial Aid Programs

The substantial amount of federal funds disbursed through Title IV programs, the large number of students and institutions participating in these programs, and allegations of fraud and abuse by certain for-profit institutions have prompted the DOE to exercise considerable regulatory oversight over for-profit institutions of higher learning. Accrediting agencies and state education agencies also have responsibilities for overseeing compliance of institutions in connection with Title IV program requirements. As a result, our institution is subject to extensive oversight and review. Because the DOE periodically revises its regulations and changes its interpretations of existing laws and regulations, we cannot predict with certainty how the Title IV program requirements will be applied in all circumstances.  See the “Risk Factors” contained in this report which disclose comprehensive regulatory risks.

In addition to the state authorization requirements and other regulatory requirements described herein, other significant factors relating to Title IV programs that could adversely affect us include the following legislative action and regulatory changes:

Congress reauthorizes the Higher Education Act approximately every five to eight years. Congress most recently reauthorized the Higher Education Act in August 2008.   We cannot predict with certainty whether or when Congress might act to amend further the Higher Education Act. The elimination of additional Title IV programs, material changes in the requirements for participation in such programs, or the substitution of materially different programs could increase our costs of compliance and could reduce the ability of certain students to finance their education at our institution.

On December 23, 2011, President Obama signed into law the Consolidated Appropriations Act of 2012. The law includes a number of provisions that significantly affect the Title IV programs. For example, it reduces the income threshold at which students are assigned “an automatic zero expected family contribution” for purposes of awarding financial aid for the 2012-2013 award year. Under the Act, students who do not have a high school diploma or a recognized equivalent (e.g., GED) or do not meet an applicable home school requirement and who first enroll in a program of study on or after July 1, 2012 will not be eligible to receive Title IV aid. The Act also makes certain changes to the Pell Grant Program and temporarily eliminates the interest subsidy that is provided for Direct Subsidized Loans during the six-month grace period immediately following termination of enrollment.

Over the last several years, Congressional committees have held hearings related to for-profit postsecondary education institutions. Additionally, the chairmen of the House and Senate education committees, along with other members of Congress, asked the General Accounting Office (the “GAO”) to review various aspects of the for-profit education sector, including recruitment practices, educational quality, student outcomes, the sufficiency of integrity safeguards against waste, fraud and abuse in Title IV programs, and the degree to which for-profit schools’ revenue is comprised of Title IV and other federal funding sources. In 2010, the GAO released a report based on a three-month undercover investigation of recruiting practices at for-profit schools. The report concluded that employees at a non-random sample of 15 for-profit schools (which did not include Aspen) made deceptive statements to students about accreditation, graduation rates, job placement, program costs, or financial aid. On October 31, 2011, the GAO released a second report following an additional undercover investigation related to enrollment, cost, financial aid, course structure, substandard student performance, withdrawal, and exit counseling. The report concluded that while some of the 15 unidentified for-profit schools investigated appeared to follow existing policies, others did not. Although the report identified a number of deficiencies in specific instances, it made no recommendations.  On December 7, 2011, the GAO released a report that attempted to compare the quality of education provided by for-profit, nonprofit, and public institutions based upon multiple outcome measures including graduation rates, pass rates on licensing exams, employment outcomes, and student loan default rates. The report found that students at for-profit institutions had higher graduation rates for certificate programs, similar graduation rates for associate’s degree programs, and lower graduation rates for bachelor’s degree programs than students at nonprofit and public institutions. It also found that a higher proportion of bachelor’s degree recipients from for-profit institutions took out loans than did degree recipients from other institutions and that some evidence exists that students at for-profits institutions default on their student loans at higher rates. On nine of the ten licensing exams reviewed, graduates of for-profit institutions had lower pass rates than students from nonprofit and public institutions.

As described earlier in this report, certain DOE regulations have been challenged and the lawsuit is currently before a federal appeals court.  The same plaintiff in that lawsuit also filed a lawsuit in the U.S. District Court for the District of Columbia challenging the DOE’s final regulations on gainful employment, which are discussed below. The lawsuit is currently pending.

The DOE currently is in the process of developing proposed regulations to amend regulations pertinent to the Title IV loan programs and teacher education. We are unable to predict the timing or the proposed or final form of any regulations that the DOE ultimately may adopt and the impact of such regulations on our business.

Administrative Capability. DOE regulations specify extensive criteria by which an institution must establish that it has the requisite “administrative capability” to participate in Title IV programs. Failure to satisfy any of the standards may lead the DOE to find the institution ineligible to participate in Title IV programs or to place the institution on provisional certification as a condition of its participation. To meet the administrative capability standards, an institution must, among other things:

●	comply with all applicable Title IV program regulations;

●	have capable and sufficient personnel to administer the federal student financial aid programs;

●	have acceptable methods of defining and measuring the satisfactory academic progress of its students;

●	not have cohort default rates above specified levels;

●	have various procedures in place for safeguarding federal funds;

●	not be, and not have any principal or affiliate who is, debarred or suspended from federal contracting or engaging in activity that is cause for debarment or suspension;

●	provide financial aid counseling to its students;

●
refer to the DOE’s Office of Inspector General any credible information indicating that any applicant, student, employee, or agent of the institution, has been engaged in any fraud or other illegal conduct involving Title IV programs;

●
report annually to the Secretary of Education on any reasonable reimbursements paid or provided by a private education lender or group of lenders to any employee who is employed in the institution’s financial aid office or who otherwise has responsibilities with respect to education loans;

●	develop and apply an adequate system to identify and resolve conflicting information with respect to a student’s application for Title IV aid;

●	submit in a timely manner all reports and financial statements required by the regulations; and

●	not otherwise appear to lack administrative capability.

Among other things, new DOE regulations require that an institution must evaluate satisfactory academic progress (1) at the end of each payment period if the length of the educational program is one academic year or less or (2) for all other educational programs, at the end of each payment period or at least annually to correspond to the end of a payment period. Second, the new DOE regulations add an administrative capability standard related to the existing requirement that students must have a high school diploma or its recognized equivalent in order to be eligible for Title IV aid. Under the new administrative capability standard, institutions must develop and follow procedures for evaluating the validity of a student’s high school diploma if the institution or the Secretary of Education has reason to believe that the student’s diploma is not valid.

If an institution fails to satisfy any of these criteria or any other DOE regulation, the DOE may:

●	require the repayment of Title IV funds;

●	transfer the institution from the “advance” system of payment of Title IV funds to cash monitoring status or to the “reimbursement” system of payment;

●	place the institution on provisional certification status; or

●	commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs.

If we are found not to have satisfied the DOE’s “administrative capability” requirements, we could lose, or be limited in our access to, Title IV program funding.

Distance Education. We offer all of our existing degree and certificate programs via Internet-based telecommunications from our headquarters in Colorado. Under the Higher Education Opportunity Act, an accreditor that evaluates institutions offering distance education must require such institutions to have processes through which the institution establishes that a student who registers for a distance education program is the same student who participates in and receives credit for the program. Under recent DOE regulations, if an institution offers postsecondary education through distance education to students in a state in which the institution is not physically located or in which it is otherwise subject to state jurisdiction as determined by the state, the institution must meet any state requirements for it to offer legally postsecondary distance education in that state. The institution must be able to document state approval for distance education if requested by the DOE. In addition, states must have a process to review and take appropriate action on complaints concerning postsecondary institutions. These new rules were to become effective July 1, 2011, although the DOE indicated in an April 20, 2011 guidance letter that it would not initiate any action to establish repayment liabilities or limit student eligibility for distance education activities undertaken before July 1, 2014, provided the institution was making a good faith effort to identify and obtain necessary state authorization before that date.  As described earlier in this report, certain DOE regulations have been vacated by a federal court pending appeal.
Financial Responsibility. The Higher Education Act and DOE regulations establish extensive standards of financial responsibility that institutions such as Aspen must satisfy to participate in Title IV programs. These standards generally require that an institution provide the resources necessary to comply with Title IV program requirements and meet all of its financial obligations, including required refunds and any repayments to the DOE for liabilities incurred in programs administered by the DOE.

The DOE evaluates institutions on an annual basis for compliance with specified financial responsibility standards that include a complex formula that uses line items from the institution’s audited financial statements.  In addition, the financial responsibility standards require an institution to receive an unqualified opinion from its accountants on its audited financial statements, maintain sufficient cash reserves to satisfy refund requirements, meet all of its financial obligations, and remain current on its debt payments.  The formula focuses on three financial ratios: (1) equity ratio (which measures the institution’s capital resources, financial viability, and ability to borrow); (2) primary reserve ratio (which measures the institution’s viability and liquidity); and (3) net income ratio (which measures the institution’s profitability or ability to operate within its means). An institution’s financial ratios must yield a composite score of at least 1.5 for the institution to be deemed financially responsible without the need for further federal oversight. The DOE may also apply such measures of financial responsibility to the operating company and ownership entities of an eligible institution.  We have applied the composite score analysis to Aspen’s financial statements as of and for the year ended December 31, 2011, and calculated a composite score of 1.75 out of a maximum score of 3.0. We therefore believe that we meet the DOE’s composite score standards. However, our audited financial statements for the year ended December 31, 2011 contain a going concern opinion.  Under DOE regulations, even if an institution meets all of the other financial responsibility requirements, it is not considered to be financially responsible if the relevant financial statement audits contain a going concern opinion. If the DOE were to determine that we do not meet its financial responsibility standards, we may be able to establish financial responsibility on an alternative basis.  Alternative bases include, for example:

●	posting a letter of credit in an amount equal to at least 50% of the total Title IV program funds received by us during our most recently completed fiscal year;
●
posting a letter of credit in an amount equal to at least 10% of such prior year’s Title IV program funds received by us, accepting provisional certification, complying with additional DOE monitoring requirements and agreeing to receive Title IV program funds under an arrangement other than the DOE’s standard advance payment arrangement such as the “reimbursement” system of payment or cash monitoring; or

●
complying with additional DOE monitoring requirements and agreeing to receive Title IV program funds under an arrangement other than the DOE’s standard advance payment arrangement such as the “reimbursement” system of payment or cash monitoring.

Failure to meet the DOE’s “financial responsibility” requirements, either because we do not meet the DOE’s financial responsibility standards or are unable to establish financial responsibility on an alternative basis, would cause us to lose access to Title IV program funding.

As stated earlier, consistent with the Higher Education Act, Aspen’s certification to participate in Title IV programs terminated after closing of the Reverse Merger, and Aspen must apply to DOE to reestablish its eligibility and certification to participate in the Title IV programs.  However, in order to avoid significant disruption in disbursements of Title IV funds, the DOE may temporarily and provisionally certify an institution that is seeking approval of a change in ownership, like Aspen, under certain circumstances while the DOE reviews the institution’s application.  On March 15, 2012 the DOE asked Aspen to notify it in writing whether Aspen would be able to provide to the DOE by March 28, 2012 a letter of credit in the amount of $105,865, which is 10% of Aspen’s Title IV receipts in 2011.  Aspen has timely informed the DOE that it will provide the requested letter of credit by March 28, 2012.  The DOE may impose additional terms and conditions in any temporary provisional program participation agreement that it may issue pending review of Aspen’s application for approval of the change in ownership and control.  Furthermore, DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue after it reviews Aspen’s application for approval of the change in ownership and control.

Third-Party Servicers.   DOE regulations permit an institution to enter into a written contract with a third-party servicer for the administration of any aspect of the institution’s participation in Title IV programs. The third-party servicer must, among other obligations, comply with Title IV requirements and be jointly and severally liable with the institution to the Secretary of Education for any violation by the servicer of any Title IV provision. An institution must report to the DOE new contracts with or any significant modifications to contracts with third-party servicers as well as other matters related to third-party servicers. We contract with a third-party servicer which performs certain activities related to our participation in Title IV programs. If our third-party servicer does not comply with applicable statute and regulations including the Higher Education Act, we may be liable for its actions, and we could lose our eligibility to participate in Title IV programs.

Title IV Return of Funds. Under the DOE’s return of funds regulations, when a student withdraws, an institution must return unearned funds to the DOE in a timely manner.  An institution must first determine the amount of Title IV program funds that a student “earned.” If the student withdraws during the first 60% of any period of enrollment or payment period, the amount of Title IV program funds that the student earned is equal to a pro rata portion of the funds for which the student would otherwise be eligible. If the student withdraws after the 60% threshold, then the student has earned 100% of the Title IV program funds. The institution must return to the appropriate Title IV programs, in a specified order, the lesser of (i) the unearned Title IV program funds and (ii) the institutional charges incurred by the student for the period multiplied by the percentage of unearned Title IV program funds. An institution must return the funds no later than 45 days after the date of the institution’s determination that a student withdrew. If such payments are not timely made, an institution may be subject to adverse action, including being required to submit a letter of credit equal to 25% of the refunds the institution should have made in its most recently completed year. Under DOE regulations, late returns of Title IV program funds for 5% or more of students sampled in the institution’s annual compliance audit constitutes material non-compliance. Aspen’s academic calendar structure is a non-standard term with rolling start dates with defined length of term (16 week term).

The “90/10 Rule.” A requirement of the Higher Education Act commonly referred to as the “90/10 Rule,” applies only to “proprietary institutions of higher education,” which includes Aspen. An institution is subject to loss of eligibility to participate in the Title IV programs if it derives more than 90% of its revenues (calculated on a cash basis and in accordance with a DOE formula) from Title IV programs for two consecutive fiscal years. An institution whose rate exceeds 90% for any single fiscal year will be placed on provisional certification for at least two fiscal years and may be subject to other conditions specified by the Secretary of the DOE.  For the year ended December 31, 2011, we derived approximately 7% of our revenues (calculated on a cash basis and in accordance with a DOE formula) from Title IV program funds.

Student Loan Defaults. Under the Higher Education Act, an education institution may lose its eligibility to participate in some or all of the Title IV programs if defaults on the repayment of Direct Loan Program loans by its students exceed certain levels. (For each federal fiscal year, a rate of student defaults (known as a “cohort default rate”) is calculated for each institution with 30 or more borrowers entering repayment in a given federal fiscal year by determining the rate at which borrowers who become subject to their repayment obligation in that federal fiscal year default by the end of the following federal fiscal year. For such institutions, the DOE calculates a single cohort default rate for each federal fiscal year that includes in the cohort all current or former student borrowers at the institution who entered repayment on any Direct Loan Program loans during that year.

If the DOE notifies an institution that its cohort default rates for each of the three most recent federal fiscal years are 25% or greater, the institution’s participation in the Direct Loan Program and the Federal Pell Grant Program ends 30 days after the notification, unless the institution appeals in a timely manner that determination on specified grounds and according to specified procedures. In addition, an institution’s participation in Title IV ends 30 days after notification that its most recent fiscal year cohort default rate is greater than 40%, unless the institution timely appeals that determination on specified grounds and according to specified procedures. An institution whose participation ends under these provisions may not participate in the relevant programs for the remainder of the fiscal year in which the institution receives the notification, as well as for the next two fiscal years.

If an institution’s cohort default rate equals or exceeds 25% in any single year, the institution may be placed on provisional certification status. Provisional certification does not limit an institution’s access to Title IV program funds; however, an institution with provisional status is subject to closer review by the DOE and may be subject to summary adverse action if it violates Title IV program requirements. If an institution’s default rate exceeds 40%, the institution may lose eligibility to participate in some or all Title IV programs. Since Aspen has only recently begun to participate in Title IV programs and our certification limits the number of Aspen students who may receive Title IV aid, we do not yet have reporting data on our cohort default rates for the three most recent federal fiscal years for which cohort default rates have been officially calculated, namely 2007, 2008 and 2009.  The primary reason is that we have not yet had students who have begun to repay their Title IV loans.

The Higher Education Opportunity Act extended by one year the period for measuring the cohort default rate, effective with cohort default rates for federal fiscal year 2009. The current method of calculating rates will remain in effect and will be used to determine any sanctions on institutions because of their cohort default rates until three consecutive years of official cohort default rates calculated under the new formula are available – i.e., in 2014. Effective in 2012, the threshold for ending an institution’s participation in the relevant Title IV programs increases from 25% to 30%.

Incentive Compensation Rules. As a part of an institution’s program participation agreement with the DOE and in accordance with the Higher Education Act, an institution may not provide any commission, bonus or other incentive payment to any person or entity engaged in any student recruitment, admissions or financial aid awarding activity based directly or indirectly on success in securing enrollments or financial aid. Failure to comply with the incentive payment rule could result in termination of participation in Title IV programs, limitation on participation in Title IV programs, or financial penalties.

In recent years, other postsecondary educational institutions have been named as defendants to whistleblower lawsuits, known as “qui tam” cases, brought by current or former employees pursuant to the Federal False Claims Act, alleging that their institution’s compensation practices did not comply with the incentive compensation rule. A qui tam case is a civil lawsuit brought by one or more individuals, referred to as a relator, on behalf of the federal government for an alleged submission to the government of a false claim for payment. The relator, often a current or former employee, is entitled to a share of the government’s recovery in the case, including the possibility of treble damages. A qui tam action is always filed under seal and remains under seal until the government decides whether to intervene in the case. If the government intervenes, it takes over primary control of the litigation. If the government declines to intervene in the case, the relator may nonetheless elect to continue to pursue the litigation at his or her own expense on behalf of the government. Any such litigation could be costly and could divert management’s time and attention away from the business, regardless of whether a claim has merit.

The GAO released a report finding that the DOE has inadequately enforced the current ban on incentive payments. In response, the DOE has undertaken to increase its enforcement efforts by, among other approaches, strengthening procedures provided to auditors reviewing institutions for compliance with the incentive payments ban and updating its internal compliance guidance in light of the GAO findings and the recently amended DOE incentive payment rule.

Code of Conduct Related to Student Loans.   As part of an institution’s program participation agreement with the DOE, Higher Education Opportunity Act (“HEOA”) requires that institutions that participate in Title IV programs adopt a code of conduct pertinent to student loans. For financial aid office or other employees who have responsibility related to education loans, the code must forbid, with limited exceptions, gifts, consulting arrangements with lenders, and advisory board compensation other than reasonable expense reimbursement. The code also must ban revenue-sharing arrangements, “opportunity pools” that lenders offer in exchange for certain promises, and staffing assistance from lenders. The institution must post the code prominently on its website and ensure that its officers, employees, and agents who have financial aid responsibilities are informed annually of the code’s provisions. In addition to the code of conduct requirements that apply to institutions, HEOA contains provisions that apply to private lenders, prohibiting such lenders from engaging in certain activities as they interact with institutions. Failure to comply with the code of conduct provision could result in termination of our participation in Title IV programs, limitations on participation in Title IV programs, or financial penalties.

Misrepresentation.  The Higher Education Act and current regulations authorize the DOE to take action against an institution that participates in Title IV programs for any “substantial misrepresentation” made by that institution regarding the nature of its educational program, its financial charges, or the employability of its graduates. Effective July 1, 2011, DOE regulations expand the definition of “substantial misrepresentation” to cover additional representatives of the institution and additional substantive areas and expands the parties to whom a substantial misrepresentation cannot be made. The regulations also augment the actions the DOE may take if it determines that an institution has engaged in substantial misrepresentation. Under the final regulations, the DOE may revoke an institution’s program participation agreement, impose limitations on an institution’s participation in Title IV programs, or initiate proceedings to impose a fine or to limit, suspend, or terminate the institution’s participation in Title IV programs.

Credit Hours.  The Higher Education Act and current regulations use the term “credit hour” to define an eligible program and an academic year and to determine enrollment status and the amount of Title IV aid an institution may disburse during a payment period. Recently, both Congress and the DOE have increased their focus on institutions’ policies for awarding credit hours. Recent DOE regulations define the previously undefined term “credit hour” in terms of a certain amount of time in class and outside class, or an equivalent amount of work. The regulations also require accrediting agencies to review the reliability and accuracy of an institution’s credit hour assignments. If an accreditor identifies systematic or significant noncompliance in one or more of an institution’s programs, the accreditor must notify the Secretary of Education.  If the DOE determines that an institution is out of compliance with the credit hour definition, the DOE could require the institution to repay the incorrectly awarded amounts of Title IV aid. In addition, if the DOE determines that an institution has significantly overstated the amount of credit hours assigned to a program, the DOE may fine the institution, or limit, suspend, or terminate its participation in the Title IV programs.

Compliance Reviews. We are subject to announced and unannounced compliance reviews and audits by various external agencies, including the DOE, its Office of Inspector General, state licensing agencies, and accrediting agencies. As part of the DOE’s ongoing monitoring of institutions’ administration of Title IV programs, the Higher Education Act and DOE regulations require institutions to submit annually a compliance audit conducted by an independent certified public accountant in accordance with Government Auditing Standards and applicable audit standards of the DOE. These auditing standards differ from those followed in the audit of our financial statements filed with this report. In addition, to enable the DOE to make a determination of financial responsibility, institutions must annually submit audited financial statements prepared in accordance with DOE regulations.  Furthermore, the DOE regularly conducts program reviews of education institutions that are participating in the Title IV programs, and the Office of Inspector General of the DOE regularly conducts audits and investigations of such institutions.  In August 2010, the Secretary of Education announced in a letter to several members of Congress that, in part in response to recent allegations against proprietary institutions of deceptive trade practices and noncompliance with DOE regulations, the DOE planned to strengthen its oversight of Title IV programs through, among other approaches, increasing the number of program reviews by 50%, from 200 conducted in 2010 to up to 300 reviews in 2011.

Potential Effect of Regulatory Violations. If we fail to comply with the regulatory standards governing Title IV programs, the DOE could impose one or more sanctions, including transferring Aspen to the reimbursement or cash monitoring system of payment, seeking to require repayment of certain Title IV program funds, requiring Aspen to post a letter of credit in favor of the DOE as a condition for continued Title IV certification, taking emergency action against us, referring the matter for criminal prosecution or initiating proceedings to impose a fine or to limit, condition, suspend or terminate our participation in Title IV programs.

We also may be subject, from time to time, to complaints and lawsuits relating to regulatory compliance brought not only by our regulatory agencies, but also by other government agencies and third parties, such as present or former students or employees and other members of the public.

Restrictions on Adding Educational Programs. State requirements and accrediting agency standards may, in certain instances, limit our ability to establish additional programs. Many states require approval before institutions can add new programs under specified conditions.  The Colorado Commission on Higher Education, and other state educational regulatory agencies that license or authorize us and our programs, may require institutions to notify them in advance of implementing new programs, and upon notification may undertake a review of the institution’s licensure or authorization.

In addition, we were advised by the DOE that because we were provisionally certified due to being a new Title IV program participant, we could not add new degree or non-degree programs for Title IV program purposes, except under limited circumstances and only if the DOE approved such new program, until the DOE reviewed a compliance audit that covered one complete fiscal year of Title IV program participation. That fiscal year ended on December 31, 2010, and we timely submitted our compliance audit and financial statements to the DOE.  In addition, in June 2011, Aspen timely applied for recertification to participate in Title IV programs.  At the time of the Reverse Merger, the DOE had not acted on our 2010 financial statements and compliance audits, nor had it acted on our recertification application.

Recent DOE regulations establish a new process under which an institution must apply for approval to offer a program that, under the Higher Education Act, must prepare students for “gainful employment in a recognized occupation” in order to be eligible for Title IV funds.  An institution must notify the DOE at least 90 days before the first day of classes when it intends to add a program that prepares students for gainful employment. The DOE may, as a condition of certification to participate in Title IV programs, require prior approval of programs or otherwise restrict the number of programs an institution may add.

DETC requires pre-approval of new courses, programs, and degrees that are characterized as a “substantive change.” An institution must obtain written notice approving such change before it may be included in the institution’s grant of accreditation. An institution is further prohibited from advertising or posting on its website information about the course or program before it has received approval. The process for obtaining approval generally requires submission of a report and course materials and may require a follow-up on-site visit by an examining committee. As stated earlier, we are seeking DETC’s approval permitting us to offer new degrees and certificate programs.

Gainful Employment. Under the Higher Education Act, proprietary schools are eligible to participate in Title IV programs only in respect of education programs that lead to gainful employment in a recognized occupation.  Under the DOE rules, with respect to each gainful employment program, a proprietary institution of higher education must provide prospective students with the identities of the occupations that the program prepares students to enter, total program cost, on-time completion rate, job placement rate (if applicable), and median loan debt of students who complete the program.  Under these reporting rules, with respect to each gainful employment program, an institution must annually submit information to the DOE regarding each enrolled student, including the amount of debt incurred.  Institutions must report information no earlier than September 30 of the calendar year in which the award year ends but no later than the deadline established by the DOE.  Under the new program requirements, institutions are required to notify the DOE at least 90 days before the commencement of new gainful employment programs which must include information on the demand for the program, a wage analysis, an institutional program review and approval process, and a demonstration of accreditation. On September 27, 2011 the DOE issued a notice of proposed rulemaking in which it proposed, among other changes, to define a smaller group of gainful employment programs for which an institution must obtain approval from the DOE, including only programs that are the same as or substantially similar to programs performing poorly under the gainful employment metrics.

The DOE also recently established three standards that will be used annually to measure whether a program prepares students for gainful employment, beginning July 1, 2012.  An academic program that passes any one standard is considered to be preparing students for gainful employment. The standards are:

1.
Annual loan repayment rate – three to four years after entering repayment on federal student loans, at least 35% of student loans incurred by the applicable cohort of borrowers to fund the costs of a program must be in satisfactory repayment.

2.
Discretionary income threshold – three to four years after entering repayment, the median annual loan payment amount for the applicable cohort of students (calculated as described below) may not be greater than 30% of the greater of their average or median discretionary income (annual earnings of a program completer minus 150% of the U.S. Department of Health and Human Services poverty guideline for a single person).

3.
Actual earnings threshold – three to four years after entering repayment, the median annual loan payment amount for the applicable cohort of students (calculated as described below) may not be greater than 12% of the greater of their average or median annual earnings.

The annual loan repayment for the debt-to-earnings ratios is derived by determining the median loan debt of the applicable cohort of students who completed the program and includes federal student loans, private loans and debt obligations arising from institutional financing plans.  The payment amounts are calculated on the basis of the interest rate then charged on federal direct unsubsidized student loans and the following amortization terms:

●	10 years for programs that lead to an undergraduate or post-baccalaureate certificate or to an associate’s degree;
●	15 years for programs that lead to a bachelor’s or master’s degree; and
●	20 years for programs that lead to a doctoral or first-professional degree.

If an academic program fails all three metrics, the institution will have the opportunity to improve the performance of that program. After one failure, the institution must disclose the amount by which the program missed minimal acceptable performance and the program’s plan for improvement. After two failures within three years, the institution must inform students in the failing program that their debts may be unaffordable, that the program may lose eligibility, and what transfer options exist. After three failures within four years, the academic program loses eligibility to participate in Title IV programs for at least three years, although the program could be continued without federal student aid. If a particular program ceased to be eligible for Title IV funding, it would be very important to consider the practicality of continuing to offer that program under our current business model

The gainful employment standards will be calculated on a federal fiscal year basis beginning with federal fiscal year 2012. The first year for which eligibility could be lost for a program is 2015, which would occur if the program fails all three standards for each of 2012, 2013, and 2014. For that first year of potential ineligibility, however, the DOE will limit the number of programs subject to loss of eligibility by sector, taking into account the lowest repayment rates and the numbers of students affected.

The requirements for reporting information relating to our programs to the DOE and to our students will substantially increase our administrative burdens, particularly during the implementation phase. These reporting and the other procedural changes in the new rules could affect student enrollment, persistence and retention in ways that we cannot now predict. For example, if our reported program information compares unfavorably with other reporting education institutions, it could adversely affect demand for our programs.

Although the final rules regarding gainful employment metrics provide opportunities to address program deficiencies before the loss of Title IV eligibility, the continuing eligibility of our educational programs for Title IV funding is at risk due to factors beyond our control, such as changes in the actual or deemed income level of our graduates, changes in student borrowing levels, increases in interest rates, changes in the federal poverty income level relevant for calculating discretionary income, changes in the percentage of our former students who are current in repayment of their student loans, and other factors. In addition, even though deficiencies in the metrics may be correctible on a timely basis, the disclosure requirements to students following a failure to meet the standards may adversely impact enrollment in that program and may adversely impact the reputation of our education institution. The exposure to these external factors may reduce our ability to offer or continue confidently certain types of programs for which there is market demand, thus affecting our ability to maintain or grow our business.

Eligibility and Certification Procedures. Each institution must periodically apply to the DOE for continued certification to participate in Title IV programs. Such recertification is required every six years, but may be required earlier, including when an institution undergoes a change of control. An institution may come under the DOE’s review when it expands its activities in certain ways, such as opening an additional location, adding a new program, or, in certain cases, when it modifies academic credentials that it offers.

The DOE may place an institution on provisional certification status if it finds that the institution does not fully satisfy all of the eligibility and certification standards and in certain other circumstances, such as when it undergoes a change in ownership and control.  The DOE may more closely review an institution that is provisionally certified if it applies for approval to open a new location, add an educational program, acquire another school or make any other significant change.

In addition, during the period of provisional certification, the institution must comply with any additional conditions included in its program participation agreement. If the DOE determines that a provisionally certified institution is unable to meet its responsibilities under its program participation agreement, it may seek to revoke the institution’s certification to participate in Title IV programs with fewer due process protections for the institution than if it were fully certified. Students attending provisionally certified institutions, like Aspen, remain eligible to receive Title IV program funds.

           Change in Ownership Resulting in a Change of Control. In addition to school acquisitions, other types of transactions can also cause a change of control. The DOE, most state education agencies, and DETC all have standards pertaining to the change of control of schools, but those standards are not uniform. DOE regulations describe some transactions that constitute a change of control, including the transfer of a controlling interest in the voting stock of an institution or the institution’s parent corporation. DOE regulations provide that a change of control of a publicly-traded corporation occurs in one of two ways: (i) if there is an event that would obligate the corporation to file a  Report on Form 8-K with the SEC disclosing a change of control or (ii) if the corporation has a shareholder that owns at least 25% of the total outstanding voting stock of the corporation and is the largest shareholder of the corporation, and that shareholder ceases to own at least 25% of such stock or ceases to be the largest shareholder. A significant purchase or disposition of our voting stock could be determined by the DOE to be a change of control under this standard. Many states include the sale of a controlling interest of common stock in the definition of a change of control requiring approval. A change of control under the definition of one of these agencies would require us to seek approval of the change in ownership and control to maintain our accreditation, state authorization or licensure. The requirements to obtain such approval from the states and DETC vary widely. In some cases, approval of the change of ownership and control cannot be obtained until after the transaction has occurred. In December 2011, we provided details regarding the Reverse Merger to the CDHE. The CDHE indicated that under current regulations, as long as we maintain accreditation by DETC following the Reverse Merger, Aspen will remain in good standing with the CDHE. As described below, DETC has approved the change of ownership, with several customary conditions.

DETC recently revised its policy pertinent to changes in legal status, control, ownership, or management. The policy revisions add definitions of the situations under which DETC considers a change in legal status, control, ownership, or management to occur, describe the procedures that an institution must follow to obtain approval, and clarify the options available to DETC.  Among other revisions, DETC defines a change of ownership and control as a change in the ability to direct or cause the direction of the actions of an institution, including, for example, the sale of a controlling interest in an institution’s corporate parent. Failure to obtain prior approval of a change of ownership and control will result in withdrawal of accreditation under the new ownership. The policy also requires institutions to undergo a post-change examination within six months of a change of ownership.  The revisions clarify that after such examination, DETC will make a final decision whether to continue the institution’s accreditation.  In addition, if an institution is acquired by an entity that owns or operates other distance education institutions, the amendments clarify that any such institutions must obtain DETC approval within two years of the change of ownership or accreditation may be withdrawn.  The policy revisions define a change of management as the replacement of the senior level executive of the institution, for example the President or CEO.  In addition, the revisions clarify that before undertaking such a change, an institution must seek DETC’s prior approval by explaining when the change will occur, the rationale for the change, the executive’s job description, the new executive’s qualifications, and how the change will affect the institution’s ability to comply with all DETC accreditation standards.  DETC may take any action it deems appropriate in response to a change of management request.  The Reverse Merger was considered a change of control event under DETC’s policy.  By letter dated February 9, 2012, DETC informed Aspen that it had approved the change of ownership, with several conditions that are consistent with DETC’s change of ownership procedures and requirements. These conditions include: (1) that Aspen agree to undergo an examination visit by a committee no later than July 20, 2012; (2) that an updated Self-Evaluation Report be submitted four to six weeks prior to the on-site visit; (3) that Aspen submit a new Teach-Out Resolution form as soon as the Reverse Merger has closed; and (4) that Aspen provide written confirmation to DETC by February 20, 2012 that it agrees to and will comply with the stated conditions. We have provided the requested information to DETC.

While Aspen has received approval from DETC for the change of ownership and control resulting from the Reverse Merger and from its former Chairman ceasing to own 25% of its voting power, Aspen has not yet obtained approval from the DOE.  The DOE does not approve a change in ownership and control until after it occurs.  The Higher Education Act provides that an institution that undergoes a change in ownership resulting in a change in control loses its eligibility to participate in Title IV programs and must apply to the DOE in order to reestablish such eligibility. An institution is ineligible to receive Title IV program funds during the period prior to recertification. The Higher Education Act provides that the DOE may temporarily provisionally certify an institution seeking approval of a change in ownership and control based on preliminary review by the DOE of a materially complete application received by the DOE within 10 business days after the transaction. The DOE may continue such temporary, provisional certification on a month-to-month basis until it has rendered a final decision on the institution’s application. If the DOE determines to approve the application after a change in ownership and control, it issues a provisional certification, which extends for a period expiring not later than the end of the third complete award year following the date of provisional certification. The DOE considers the Reverse Merger to be a change in ownership resulting in a change in control. Accordingly, Aspen’s certification to participate in Title IV programs terminated after closing the Reverse Merger, and Aspen must apply to the DOE to reestablish its eligibility and certification to participate in the Title IV programs.  However, in order to avoid significant disruption in disbursements of Title IV funds, the DOE may temporarily and provisionally certify an institution that is seeking approval of a change in ownership, like Aspen, under certain circumstances while the DOE reviews the institution’s application.  On March 15, 2012 the DOE asked Aspen to notify it in writing whether Aspen would be able to provide to the DOE by March 28, 2012 a letter of credit in the amount of $105, 865, which is 10% of Aspen’s Title IV receipts in 2011.  Aspen has timely informed the DOE that it will provide the requested letter of credit by March 28, 2012.  The DOE may impose additional terms and conditions in any temporary provisional program participation agreement that it may issue pending review of Aspen’s application for approval of the change in ownership and control, including growth restrictions or limitation on the number of students who may receive Title IV aid.  Furthermore, DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue after it reviews Aspen’s application for approval of the change in ownership and control, including growth restrictions or limitation on the number of students who may receive Title IV aid.

When a change of ownership resulting in a change of control occurs at a for-profit institution, the DOE applies a different set of financial tests to determine the financial responsibility of the institution in conjunction with its review and approval of the change of ownership. The institution generally is required to submit a same-day audited balance sheet reflecting the financial condition of the institution immediately following the change in ownership. The institution’s same-day balance sheet must demonstrate an acid test ratio of at least 1:1, which is calculated by adding cash and cash equivalents to current accounts receivable and dividing the sum by total current liabilities (and excluding all unsecured or uncollateralized related party receivables). The same-day balance sheet must demonstrate positive tangible net worth.  If the institution does not satisfy these requirements, the DOE may condition its approval of the change of ownership on the institution’s agreeing to post a letter of credit, provisional certification, and/or additional monitoring requirements, as described in the above section on Financial Responsibility. The time required for the DOE to act on a post-change in ownership and control application may vary substantially.

A change of control also could occur as a result of future transactions in which Aspen is involved. Some corporate reorganizations and some changes in the Board are examples of such transactions. Moreover, the potential adverse effects of a change of control could influence future decisions by us and our shareholders regarding the sale, purchase, transfer, issuance or redemption of our stock.   In addition, the regulatory burdens and risks associated with a change of control also could discourage bids for your shares of common stock and could have an adverse effect on the market price of your shares.

Possible Acquisitions.  In addition to the planned expansion through Aspen’s  new marketing program, we may expand through acquisition of related or synergistic businesses.  Our internal growth is subject to monitoring and ultimately approval by the DETC.  If the DETC finds that the growth may adversely affect our academic quality, the DETC can request us to slow the growth and potentially withdraw accreditation and require us to re-apply for accreditation.  The DOE may also impose growth restrictions on an institution, including in connection with a change in ownership and control. While acquisitions of online universities would be subject to approval by the DETC, approval of businesses which supply services to online universities or which provide educational services and/or products may not be subject to regulatory approval or extensive regulation.

Legal Proceedings

From time to time, we are party to certain legal proceedings that arise in the ordinary course and are incidental to our business.  There are currently no such pending proceedings to which we are a party that our management believes will have a material adverse effect on the Public Company’s consolidated financial position or results of operations.  However, future events or circumstances, currently unknown to management, will determine whether the resolution of pending or threatened litigation or claims will ultimately have a material effect on our consolidated financial position, liquidity or results of operations in any future reporting periods.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following Risk Factors before deciding whether to invest. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline.

Risks Related to Our Business

Our ability to continue as a going concern is in doubt absent obtaining adequate new debt or equity financing.

We incurred a net loss of approximately $2.1 million in 2011.  We anticipate losses will continue until we are able to increase our enrollment under our new tuition plan and these new students paying higher rates have taken at least two courses.  Additionally, our audited financial statements contain a going concern opinion. Our continued existence is dependent upon obtaining adequate financing in order to implement our marketing plan.  We cannot assure you that we will raise enough money or generate sufficient revenue to meet our future working capital needs.  In such event, we may not be able to remain in business. Furthermore, this qualified opinion may affect our ability to obtain DOE certification for Title IV purposes.  See the Risk Factor at page 57 of this report.

Because our management has a limited recent operating history on which to evaluate our potential for future success and to determine if we will be able to execute our business plan, it is difficult to evaluate our future prospects and the risk of success or failure of our business.

Our management team began the process of taking control of Aspen from its founder and Chairman in May 2011 and embarked upon changes in Aspen’s business including adopting a new tuition plan, revamping its marketing approach, substantially increasing marketing expenditures, and upgrading Aspen’s technology infrastructure. While initial results are very encouraging, the limited time period makes it difficult to project whether we will be successful.

Our business may be adversely affected by a further economic slowdown in the U.S. or abroad or by an economic recovery in the U.S.

The U.S. and much of the world economy are experiencing difficult economic circumstances. We believe the recent economic downturn in the U.S., particularly the continuing high unemployment rate, has contributed to a portion of our recent enrollment growth as an increased number of working students seek to advance their education to improve job security or reemployment prospects. This effect cannot be quantified. However, to the extent that the economic downturn and the associated unemployment have increased demand for our programs, an improving economy and increased employment may eliminate this effect and reduce such demand as fewer potential students seek to advance their education. This reduction could have a material adverse effect on our business, financial condition, results of operations and cash flows. Conversely, a worsening of economic and employment conditions could adversely affect the ability or willingness of prospective students to pay our tuition and our former students to repay student loans, which could increase our bad debt expense, impair our ability to offer students loans under Title IV, and require increased time, attention and resources to manage defaults.

Because of the severity of the global economic recession, we may be hampered in raising the needed capital to support our operations and planned marketing, which would have a material and adverse effect on our future operating results and financial condition.

One of the effects of the severe global economic recession is smaller businesses typically have more difficulty in raising capital needed for their operations. We estimate that we need to raise approximately $6 million to fully support our current operations and grow our student enrollment to create the forecasted profits. If we cannot raise this capital, it will result in a number of adverse effects upon us including reducing our future revenue, our future gross profit margins, and our ability to grow our business.  These events would have a material and adverse effect upon our future operating results and financial condition. Furthermore, the future price for our stock would be reduced.

Because a significant portion of our revenues historically have been attributable to one corporate customer, and if we are unable to maintain this key relationship or establish new relationships with additional corporate customers, our revenues will be adversely affected.

In 2011 and 2010, revenues from Verizon accounted for approximately 45% and 50% respectively, of our revenues.  However, we pay a third party marketing company a material portion of the revenues from Verizon. Deducting these payments, Verizon accounted for 11% and 12% of our revenues for 2011 and 2010, respectively. The loss of one or more of our corporate customers, including Verizon, a reduction in enrollments from them, or difficulty or failure to collect payments from any customer under financial distress would adversely affect our revenues.

If we cannot manage our growth, our results of operations may suffer and could adversely affect our ability to comply with federal regulations.

The growth that we have experienced after our new management began in May 2011, as well as any future growth that we experience, may place a significant strain on our resources and increase demands on our management information and reporting systems and financial management controls. We do not have experience scheduling courses and administering programs for more students than our current enrollment, and except for the President, our senior management has limited experience in online education. If growth negatively impacts our ability to manage our business, the learning experience for our students could be adversely affected, resulting in a higher rate of student attrition and fewer student referrals. Future growth will also require continued improvement of our internal controls and systems, particularly those related to complying with federal regulations under the Higher Education Act, as administered by the DOE, including as a result of our participation in federal student financial aid programs under Title IV of the Higher Education Act. If we are unable to manage our growth, we may also experience operating inefficiencies that could increase our costs and adversely affect our profitability and results of operations.

Because there is strong competition in the postsecondary education market, especially in the online education market, our cost of acquiring students may increase and our results of operations may be harmed.

Postsecondary education is highly fragmented and competitive. We compete with traditional public and private two-year and four-year brick and mortar colleges as well as other for-profit schools, particularly those that offer online learning programs. Public and private colleges and universities, as well as other for-profit schools, offer programs similar to those we offer. Public institutions receive substantial government subsidies, and public and private institutions have access to government and foundation grants, tax-deductible contributions that create large endowments and other financial resources generally not available to for-profit schools. Accordingly, public and private institutions may have instructional and support resources that are superior to those in the for-profit sector. In addition, some of our competitors, including both traditional colleges and universities and online for-profit schools, have substantially greater name recognition and financial and other resources than we have, which may enable them to compete more effectively for potential students. We also expect to face increased competition as a result of new entrants to the online education market, including established colleges and universities that have not previously offered online education programs.

We may not be able to compete successfully against current or future competitors and may face competitive pressures including price pressures that could adversely affect our business or results of operations and reduce our operating margins. We may also face increased competition if our competitors pursue relationships with the military and government educational programs with which we already have relationships. These competitive factors could cause our enrollments, revenues and profitability to decrease significantly.

In the event that we are unable to update and expand the content of existing programs and develop new programs and specializations on a timely basis and in a cost-effective manner, our results of operations may be harmed.

The updates and expansions of our existing programs and the development of new programs and specializations may not be accepted by existing or prospective students or employers. If we cannot respond to changes in market requirements, our business may be adversely affected. Even if we are able to develop acceptable new programs, we may not be able to introduce these new programs as quickly as students require or as quickly as our competitors introduce competing programs. To offer a new academic program, we may be required to obtain appropriate federal, state and accrediting agency approvals, which may be conditioned or delayed in a manner that could significantly affect our growth plans. In addition, a new academic program that must prepare students for gainful employment must be approved by the DOE for Title IV purposes if the institution is provisionally certified, which we will be if the DOE approves our change in ownership and control. If we are unable to respond adequately to changes in market requirements due to financial constraints, regulatory limitations or other factors, our ability to attract and retain students could be impaired and our financial results could suffer.

Establishing new academic programs or modifying existing programs may require us to make investments in management and faculty, incur marketing expenses and reallocate other resources. If we are unable to increase the number of students, or offer new programs in a cost-effective manner, or are otherwise unable to manage effectively the operations of newly established academic programs, our results of operations and financial condition could be adversely affected.

Because our future growth and profitability will depend in large part upon the effectiveness of our marketing and advertising efforts, if those efforts are unsuccessful we may not be profitable in the future.

Our future growth and profitability will depend in large part upon our media performance, including our ability to:

●	Create greater awareness of our school and our programs;
●	Identify the most effective and efficient level of spending in each market and specific media vehicle;
●	Determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; and
●	Effectively manage marketing costs (including creative and media).

Our marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness. If our media performance is not effective, our future results of operations and financial condition will be adversely affected.

Although our new management is spearheading a new marketing and advertising program, it may not be successful.

Mr. Michael Mathews, our Chief Executive Officer, and Mr. Brad Powers, our Chief Marketing Officer, have developed a new marketing campaign designed to substantially increase our student enrollment.  While initial results have been as anticipated, there are no assurances that this new marketing campaign will continue to be successful.  Among the risks are the following:

●	Our ability to compete with existing online colleges which have substantially greater financial resources, deeper management and academic resources, and enhanced public reputations;
●	the emergence of more successful competitors;
●	factors related to our marketing, including the costs of Internet advertising and broad-based branding campaigns;
●	limits on our ability to attract and retain effective employees because of the new incentive payment rule;
●	performance problems with our online systems;

●	failure to maintain accreditation;
●	student dissatisfaction with our services and programs;
●	adverse publicity regarding us, our competitors or online or for-profit education generally;
●	a decline in the acceptance of online education;
●	a decrease in the perceived or actual economic benefits that students derive from our programs;
●	potential students may not be able to afford the monthly payments; and
●	potential students may not react favorably to our marketing and advertising campaigns.

If our new marketing campaign and tuition plan are not favorably received, our revenues may not increase.

If we incur system disruptions to our online computer networks, it could impact our ability to generate revenue and damage our reputation, limiting our ability to attract and retain students.

In 2011, we spent approximately $1.3 million to update our computer network primarily to permit accelerated student enrollment and enhance our students’ learning experience. The performance and reliability of our technology infrastructure is critical to our reputation and ability to attract and retain students. Any system error or failure, or a sudden and significant increase in bandwidth usage, could result in the unavailability of our online classroom, damaging our ability to generate revenue and could cause a loss in enrollment.  Our technology infrastructure could be vulnerable to interruption or malfunction due to events beyond our control, including natural disasters, terrorist activities and telecommunications failures.

Although three of our directors have pledged shares of common stock to secure payment of a loan payable from our founder and former chairman, it is possible that the future market price of the Public Company’s common stock will be less than $1.00 in which case the Public Company will incur an adverse impact to its future operating results and financial condition.

In March 2012, three of our directors pledged a total of 2,209,960 shares of Aspen common stock which they own personally. The shares were pledged to secure payment of a $2,209,960 loan receivable from Aspen’s founder and former chairman representing funds he (and his company, which is Aspen’s principal shareholder) borrowed over the years.  There is no agreement with the former chairman that this sum is due and in fact he has denied liability and even claimed that Aspen owes him money. The Stock Pledge Agreement provides that the shares will be cancelled at the rate of $1.00 per share in the event that Aspen is unable to collect this loan whether through unsuccessful litigation or because it decides to write the loan off as uncollectable.  If Aspen is unable to collect this loan, there are a number of consequences, including:

●	The amount written off will be a non-cash charge against future results of operations;
●	The amount written off will reduce total assets on the Public Company’s balance sheet;
●	If the Public Company’s common stock is less than $1.00 per share, it will be damaged to the extent it seeks to sell the treasury shares at a price of less than $1.00; or
●
If the founder institutes litigation against Aspen and is successful, Apsen will be required to pay any adverse judgment or otherwise consummate a settlement. As a consequence, in addition to this out-of-pocket damage, any litigation will be expensive, result in substantial attorney’s fees, accounting fees, expert witness fees and divert management from our business.

If we experience any interruption to our technology infrastructure, it could prevent students from accessing their courses, could have a material adverse effect on our ability to attract and retain students and could require us to incur additional expenses to correct or mitigate the interruption.

Our computer networks may also be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems. A user who circumvents security measures could misappropriate proprietary information, personal information about our students or cause interruptions or malfunctions in operations. As a result, we may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches.

Because we rely on third parties to provide services in running our operations, if any of these parties fail to provide the agreed services at an acceptable level, it could limit our ability to provide services and/or cause student dissatisfaction, either of which could adversely affect our business.

We rely on third parties to provide us with services in order for us to efficiently and securely operate our business including our computer network and the courses we offer to students. Any interruption in our ability to obtain the services of these or other third parties or deterioration in their performance could impair the quality of our educational product and overall business.  Generally, there are multiple sources for the services we purchase.  Our business could be disrupted if we were required to replace any of these third parties, especially if the replacement became necessary on short notice, which could adversely affect our business and results of operations.

If we or our service providers are unable to update the technology that we rely upon to offer online education, our future growth may be impaired.

We believe that continued growth will require our service providers to increase the capacity and capabilities of their technology infrastructure. Increasing the capacity and capabilities of the technology infrastructure will require these third parties to invest capital, time and resources, and there is no assurance that even with sufficient investment their systems will be scalable to accommodate future growth. Our service providers may also need to invest capital, time and resources to update their technology in response to competitive pressures in the marketplace. If they are unwilling or unable to increase the capacity of their resources or update their resources appropriately and we cannot change over to other service providers efficiently, our ability to handle growth, our ability to attract or retain students, and our financial condition and results of operations could be adversely affected.

Because we rely on third party administration and hosting of open source software for our online classroom, if that third party were to cease to do business or alter its business practices and services, it could have an adverse impact on our ability to operate.

Our online classroom employs the Moodle learning management system which is an open source learning platform and is supported by the open source community. The system is a web-based portal that stores and delivers course content, provides interactive communication between students and faculty, and supplies online evaluation tools.  While Moodle is an open source learning platform, we rely on third parties to host and help with the administration of it.  We further rely on third parties, the Moodlerooms, Inc. agreement and the open source community as well as our internal staff for ongoing support and customization and integration of the system with the rest of our technology infrastructure. If Moodlerooms or the open source community that supports it were unable or unwilling to continue to provide us with service, we may have difficulty maintaining the software required for our online classroom or updating it for future technological changes. Any failure to maintain our online classroom would have an adverse impact on our operations, damage our reputation and limit our ability to attract and retain students.

Because the personal information that we or our vendors collect may be vulnerable to breach, theft or loss, any of these factors could adversely affect our reputation and operations.

Possession and use of personal information in our operations subjects us to risks and costs that could harm our business. Aspen uses a third party to collect and retain large amounts of personal information regarding our students and their families, including social security numbers, tax return information, personal and family financial data and credit card numbers. We also collect and maintain personal information of our employees in the ordinary course of our business. Some of this personal information is held and managed by certain of our vendors. Errors in the storage, use or transmission of personal information could result in a breach of student or employee privacy. Possession and use of personal information in our operations also subjects us to legislative and regulatory burdens that could require notification of data breaches, restrict our use of personal information, and cause us to lose our certification to participate in the Title IV programs. We cannot guarantee that there will not be a breach, loss or theft of personal information that we store or our third parties store. A breach, theft or loss of personal information regarding our students and their families or our employees that is held by us or our vendors could have a material adverse effect on our reputation and results of operations and result in liability under state and federal privacy statutes and legal or administrative actions by state attorneys general, private litigants, and federal regulators any of which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because the CAN-SPAM Act imposes certain obligations on the senders of commercial emails, it could adversely impact our ability to market Aspen’s educational service, and otherwise increase the costs of our business.

The Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (“CAN-SPAM Act”) establishes requirements for commercial email and specifies penalties for commercial email that violates the CAN-SPAM Act.  In addition, the CAN-SPAM Act gives consumers the right to require third parties to stop sending them commercial email.

The CAN-SPAM Act covers email sent for the primary purpose of advertising or promoting a commercial product, service, or Internet website.  The Federal Trade Commission, a federal consumer protection agency, is primarily responsible for enforcing the CAN-SPAM Act, and the Department of Justice, other federal agencies, State Attorneys General, and Internet service providers also have authority to enforce certain of its provisions.

The CAN-SPAM Act’s main provisions include:

●	Prohibiting false or misleading email header information;
●	Prohibiting the use of deceptive subject lines;
●	Ensuring that recipients may, for at least 30 days after an email is sent, opt out of receiving future commercial email messages from the sender;
●	Requiring that commercial email be identified as a solicitation or advertisement unless the recipient affirmatively permitted the message; and
●	Requiring that the sender include a valid postal address in the email message.

The CAN-SPAM Act also prohibits unlawful acquisition of email addresses, such as through directory harvesting and transmission of commercial emails by unauthorized means, such as through relaying messages with the intent to deceive recipients as to the origin of such messages.

Violations of the CAN-SPAM Act’s provisions can result in criminal and civil penalties, including statutory penalties that can be based in part upon the number of emails sent, with enhanced penalties for commercial email companies who harvest email addresses, use dictionary attack patterns to generate email addresses, and/or relay emails through a network without permission.

The CAN-SPAM Act acknowledges that the Internet offers unique opportunities for the development and growth of frictionless commerce, and the CAN-SPAM Act was passed, in part, to enhance the likelihood that wanted commercial email messages would be received.

The CAN-SPAM Act preempts, or blocks, most state restrictions specific to email, except for rules against falsity or deception in commercial email, fraud and computer crime.  The scope of these exceptions, however, is not settled, and some states have adopted email regulations that, if upheld, could impose liabilities and compliance burdens in addition to those imposed by the CAN-SPAM Act.

Moreover, some foreign countries, including the countries of the European Union, have regulated the distribution of commercial email and the online collection and disclosure of personal information.  Foreign governments may attempt to apply their laws extraterritorially or through treaties or other arrangements with U.S. governmental entities.

If we lose the services of key personnel, it could adversely affect our business.

Our future success depends, in part, on our ability to attract and retain key personnel.  Our future also depends on the continued services of Mr. Michael Mathews, our Chief Executive Officer, and Dr. Gerald Williams, our President, who are critical to the management of our business and operations and the development of our strategic direction and would also be difficult to replace.  The loss of the services of Mr. Mathews and/or Dr. Williams and other key individuals and the process to replace these individuals would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

If we are unable to attract and retain our faculty, administrators, management and skilled personnel, we may not be able to support our growth strategy.

 To execute our growth strategy, we must attract and retain highly qualified faculty, administrators, management and skilled personnel. Competition for hiring these individuals is intense, especially with regard to faculty in specialized areas. If we fail to attract new skilled personnel or faculty or fail to retain and motivate our existing faculty, administrators, management and skilled personnel, our business and growth prospects could be severely harmed. The DOE’s revised incentive payment rule, which took effect July 1, 2011, may affect the manner in which we attract, retain, and motivate new and existing employees.

If we are unable to protect our intellectual property, our business could be harmed.

In the ordinary course of our business, we develop intellectual property of many kinds that is or will be the subject of copyright, trademark, service mark, trade secret or other protections. This intellectual property includes but is not limited to courseware materials, business know-how and internal processes and procedures developed to respond to the requirements of operating and various education regulatory agencies. We rely on a combination of copyrights, trademarks, service marks, trade secrets, domain names, agreements and registrations to protect our intellectual property. We rely on service mark and trademark protection in the U.S. to protect our rights to the mark "ASPEN UNIVERSITY" as well as distinctive logos and other marks associated with our services. We rely on agreements under which we obtain rights to use course content developed by faculty members and other third party content experts. We cannot assure you that the measures that we take will be adequate or that we have secured, or will be able to secure, appropriate protections for all of our proprietary rights in the U.S. or select foreign jurisdictions, or that third parties will not infringe upon or violate our proprietary rights. Despite our efforts to protect these rights, unauthorized third parties may attempt to duplicate or copy the proprietary aspects of our curricula, online resource material and other content, and offer competing programs to ours.

In particular, third parties may attempt to develop competing programs or duplicate or copy aspects of our curriculum, online resource material, quality management and other proprietary content. Any such attempt, if successful, could adversely affect our business. Protecting these types of intellectual property rights can be difficult, particularly as it relates to the development by our competitors of competing courses and programs.

We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in these disputes. Third parties may raise a claim against us alleging an infringement or violation of the intellectual property of that third party.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that we are infringing or violating their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using our intellectual property that may be fundamental to our business. Even if we were to prevail, any litigation regarding the intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

If we incur liability for the unauthorized duplication or distribution of class materials posted online during our class discussions, it may affect our future operating results and financial condition.

In some instances, our faculty members or our students may post various articles or other third party content on class discussion boards. We may incur liability for the unauthorized duplication or distribution of this material posted online for class discussions. Third parties may raise claims against us for the unauthorized duplication of this material. Any such claims could subject us to costly litigation and impose a significant strain on our financial resources and management personnel regardless of whether the claims have merit.  As a result we may be required to alter the content of our courses or pay monetary damages.

Because we are an exclusively online provider of education, we are entirely dependent on continued growth and acceptance of exclusively online education and, if the recognition by students and employers of the value of online education does not continue to grow, our ability to grow our business could be adversely impacted.

We believe that continued growth in online education will be largely dependent on additional students and employers recognizing the value of degrees from online institutions. If students and employers are not convinced that online schools are an acceptable alternative to traditional schools or that an online education provides value, or if growth in the market penetration of exclusively online education slows, growth in the industry and our business could be adversely affected. Because our business model is based on online education, if the acceptance of online education does not grow, our ability to continue to grow our business and our financial condition and results of operations could be materially adversely affected.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our business.

The increasing popularity and use of the Internet and other online services have led and may lead to the adoption of new laws and regulatory practices in the U.S. and to new interpretations of existing laws and regulations. These new laws and interpretations may relate to issues such as online privacy, copyrights, trademarks and service marks, sales taxes, fair business practices and the requirement that online education institutions qualify to do business as foreign corporations or be licensed in one or more jurisdictions where they have no physical location or other presence. New laws, regulations or interpretations related to doing business over the Internet could increase our costs and materially and adversely affect our enrollments, revenues and results of operations.

If there is new tax treatment of companies engaged in Internet commerce, this may adversely affect the commercial use of our marketing services and our financial results.

Due to the growing budgetary problems facing state and local governments, it is possible that governments might attempt to tax our activities.  New or revised tax regulations may subject us to additional sales, income and other taxes.  We cannot predict the effect of current attempts to impose taxes on commerce over the Internet.  New or revised taxes and, in particular, sales or use taxes, would likely increase the cost of doing business online which could have an adverse effect on our business and results of operations.

Risks Related to the Regulation of Our Industry

If we fail to comply with the extensive regulatory requirements for our business, we could face penalties and significant restrictions on our operations, including our students, loss of access to Title IV loans.

We are subject to extensive regulation by (1) the federal government through the DOE and under the Higher Education Act, (2) state regulatory bodies and (3) accrediting agencies recognized by the DOE, including the DETC.  The U.S. Department of Defense and the U.S. Department of Veterans Affairs regulate our participation in the military’s tuition assistance program and the VA’s veterans’ education benefits program, respectively. The regulations, standards and policies of these agencies cover the vast majority of our operations, including our educational programs, facilities, instructional and administrative staff, administrative procedures, marketing, recruiting, financial operations and financial condition. These regulatory requirements can also affect our ability to add new or expand existing educational programs and to change our corporate structure and ownership.

Institutions of higher education that grant degrees, diplomas, or certificates must be authorized by an appropriate state education agency or agencies. In addition, in certain states as a condition of continued authorization to grant degrees and in order to participate in various federal programs, including tuition assistance programs of the United States Armed Forces, a school must be accredited by an accrediting agency recognized by the U.S. Secretary of Education.  Accreditation is a non-governmental process through which an institution submits to qualitative review by an organization of peer institutions, based on the standards of the accrediting agency and the stated aims and purposes of the institution.  The Higher Education Act requires accrediting agencies recognized by the DOE to review and monitor many aspects of an institution's operations and to take appropriate action when the institution fails to comply with the accrediting agency's standards.

Our operations are also subject to regulation due to our participation in Title IV programs. Title IV programs, which are administered by the DOE, include loans made directly to students by the DOE. Title IV programs also include several grant programs for students with economic need as determined in accordance with the Higher Education Act and DOE regulations. To participate in Title IV programs, a school must receive and maintain authorization by the appropriate state education agencies, be accredited by an accrediting agency recognized by the U.S. Secretary of Education, and be certified as an eligible institution by the DOE. Our growth strategy is partly dependent on enrolling more students who are attracted to us because of our continued participation in the Title IV programs.

The regulations, standards, and policies of the DOE, state education agencies, and our accrediting agencies change frequently. Recent and impending changes in, or new interpretations of, applicable laws, regulations, standards, or policies, or our noncompliance with any applicable laws, regulations, standards, or policies, could have a material adverse effect on our accreditation, authorization to operate in various states, activities, receipt of funds under tuition assistance programs of the United States Armed Forces, our ability to participate in Title IV programs, receipt of veterans education benefits funds, or costs of doing business. Findings of noncompliance with these regulations, standards and policies also could result in our being required to pay monetary damages, or being subjected to fines, penalties, injunctions, limitations on our operations, termination of our ability to grant degrees, revocation of our accreditation, restrictions on our access to Title IV program funds or other censure that could have a material adverse effect on our business.

If we do not maintain authorization in Colorado, our operations would be curtailed, and we may not grant degrees.

Aspen is headquartered in Colorado and is authorized by the Colorado Commission on Higher Education to grant degrees, diplomas or certificates.  If we were to lose our authorization from the Colorado Commission on Higher Education, we would be unable to provide educational services in Colorado and we would lose our eligibility to participate in the Title IV programs.

Our failure to comply with regulations of various states could have a material adverse effect on our enrollments, revenues, and results of operations.

Various states impose regulatory requirements on education institutions operating within their boundaries. Several states assert jurisdiction over online education institutions that have no physical location or other presence in the state but offer education services to students who reside in the state or advertise to or recruit prospective students in the state. State regulatory requirements for online education are inconsistent among states and not well developed in many jurisdictions. As such, these requirements change frequently and, in some instances, are not clear or are left to the discretion of state regulators.

State laws typically establish standards for instruction, qualifications of faculty, administrative procedures, marketing, recruiting, financial operations, and other operational matters. To the extent that we have obtained, or obtain in the future, additional authorizations or licensure, changes in state laws and regulations and the interpretation of those laws and regulations by the applicable regulators may limit our ability to offer education programs and award degrees. Some states may also prescribe financial regulations that are different from those of the DOE.  If we fail to comply with state licensing or authorization requirements, we may be subject to the loss of state licensure or authorization. If we fail to comply with state requirements to obtain licensure or authorization, we may be the subject of injunctive actions or penalties. Loss of licensure or authorization or the failure to obtain required licensures or authorizations could prohibit us from recruiting or enrolling students in particular states, reduce significantly our enrollments and revenues and have a material adverse effect on our results of operations. We enroll students in all 50 states, as well as the District of Columbia and Puerto Rico. We have sought and received confirmation that our operations do not require state licensure or authorization, or we have been notified that we are exempt from licensure or authorization requirements, in three states. We have submitted or are in the process of submitting applications for approval or exemption in twelve states and are continuing to assess whether we are required to obtain authorization from the remaining states or jurisdictions.

Under DOE regulations, if an institution offers postsecondary education through distance education to students in a state in which the institution is not physically located or in which it is otherwise subject to state jurisdiction as determined by that state, the institution must have met any state requirements for it to be legally offering postsecondary distance education in that state.  A federal court has vacated such requirement, and the case is currently on appeal. See page 16 of this report. Should the requirement be upheld or otherwise enforced, however, and if we fail to obtain required state authorization to provide postsecondary distance education in a specific state, we could lose our ability to award Title IV aid to students within that state.

The DOE’s new requirement could lead some states to adopt new laws and regulatory practices affecting the delivery of distance education to students located in those states. In the event we are found not to be in compliance with a state’s new or existing requirements for offering distance education within that state, the state could seek to restrict one or more of our business activities within its boundaries, we may not be able to recruit students from that state, and we may have to cease providing service to students in that state.  In addition, under the DOE’s regulation regarding state authorization and distance education, if and when the regulation is enforced or re-promulgated, we could lose eligibility to offer Title IV aid to students located in that state.

If we fail to maintain our institutional accreditation, we would lose our ability to participate in the tuition assistance programs of the U.S. Armed Forces and also to participate in Title IV programs.

Aspen is accredited by the DETC, which is a national accrediting agency recognized by the Secretary of Education for Title IV purposes. Accreditation by an accrediting agency that is recognized by the Secretary of Education is required for an institution to become and remain eligible to participate in Title IV programs as well as in the tuition assistance programs of the United States Armed Forces. DETC may impose restrictions on our accreditation or may terminate our accreditation. To remain accredited we must continuously meet certain criteria and standards relating to, among other things, performance, governance, institutional integrity, educational quality, faculty, administrative capability, resources and financial stability. Failure to meet any of these criteria or standards could result in the loss of accreditation at the discretion of the accrediting agency. The loss of accreditation would, among other things, render our students and us ineligible to participate in the tuition assistance programs of the U.S. Armed Forces or Title IV programs and have a material adverse effect on our enrollments, revenues and results of operations.

Because we have only recently begun to participate in Title IV programs, our failure to comply with the complex regulations associated with Title IV programs would have a significant adverse effect on our operations and prospects for growth.

We have only recently begun to participate in Title IV programs and approximatley 7% of our total cash-basis revenues are from students utilizing Title IV programs. However, compliance with the requirements of the Higher Education Act and Title IV programs is highly complex and imposes significant additional regulatory requirements on our operations, which require additional staff, contractual arrangements, systems and regulatory costs. We have a limited demonstrated history of compliance with these additional regulatory requirements. If we fail to comply with any of these additional regulatory requirements, the DOE could, among other things, impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

Because we recently underwent a change in ownership and control under DOE regulations, we must reestablish our eligibility and certification to participate in the Title IV programs, and there are no assurances that DOE will recertify us to participate in the Title IV programs.

An institution generally must seek recertification from the DOE at least every six years and possibly more frequently depending on various factors. In certain circumstances, the DOE provisionally certifies an institution to participate in Title IV programs, such as when it is an initial participant in Title IV programs or has undergone a change in ownership and control. At the time of the Reverse Merger, we were provisionally certified to participate in the Title IV programs and we had timely applied for recertification.  Aspen submitted a voluntary pre-acquisition review application to the DOE in connection with the Reverse Merger, but the DOE had not acted on that application at the time of the Reverse Merger.  Consistent with the Higher Education Act, Aspen’s certification to participate in Title IV programs terminated after closing of the Reverse Merger, and Aspen must apply to DOE to reestablish its eligibility and certification to participate in the Title IV programs.  However, in order to avoid significant disruption in disbursements of Title IV funds, the DOE may temporarily and provisionally certify an institution that is seeking approval of a change in ownership, like Aspen, under certain circumstances while the DOE reviews the institution’s application.  On March 15, 2012 the DOE asked Aspen to notify it in writing whether Aspen would be able to provide to the DOE by March 28, 2012 a letter of credit in the amount of $105,865, which is 10% of Aspen’s Title IV receipts in 2011.  Aspen has timely informed the DOE that it will provide the requested letter of credit by March 28, 2012.  The DOE may impose additional terms and conditions in any temporary provisional program participation agreement that it may issue pending review of Aspen’s application for approval of the change in ownership and control, including growth restrictions or limitation on the number of students who may receive Title IV aid.  Furthermore, DOE may impose additional or different terms and conditions in any final provisional program participation agreement that it may issue after it reviews Aspen’s application for approval of the change in ownership and control, including growth restrictions or limitation on the number of students who may receive Title IV aid. The DOE could also decline to recertify Aspen or otherwise limit its participation in the Title IV programs.

There can be no assurances that the DOE will recertify Aspen after its review of the Reverse Merger or that it will not impose restrictions with respect to any future recertification.

If the DOE does not approve our certification to participate in Title IV programs, our students would no longer be able to receive Title IV program funds, which would have a material adverse effect on our enrollments, revenues and results of operations. In addition, regulatory restraints related to the addition of new programs could impair our ability to attract and retain students and could negatively affect our financial results.

Because the DOE may conduct compliance reviews of us, we may be subject to adverse review and future litigation which could affect our ability to offer Title IV student loans.

Because we operate in a highly regulated industry, we are subject to compliance reviews and claims of non-compliance and lawsuits by government agencies, regulatory agencies, and third parties, including claims brought by third parties on behalf of the federal government. If the results of compliance reviews or other proceedings are unfavorable to us, or if we are unable to defend successfully against lawsuits or claims, we may be required to pay monetary damages or be subject to fines, limitations, loss of Title IV funding, injunctions or other penalties, including the requirement to make refunds. Even if we adequately address issues raised by an agency review or successfully defend a lawsuit or claim, we may have to divert significant financial and management resources from our ongoing business operations to address issues raised by those reviews or to defend against those lawsuits or claims. Claims and lawsuits brought against us may damage our reputation, even if such claims and lawsuits are without merit.

If our competitors are subject to further regulatory claims and adverse publicity, it may affect our industry and reduce our future enrollment.

We are one of a number of for-profit institutions serving the postsecondary education market. In recent years, regulatory investigations and civil litigation have been commenced against several companies that own for-profit educational institutions.  These investigations and lawsuits have alleged, among other things, deceptive trade practices and non-compliance with DOE regulations. These allegations have attracted adverse media coverage and have been the subject of federal and state legislative hearings. Although the media, regulatory and legislative focus has been primarily on the allegations made against specific companies, broader allegations against the overall for-profit school sector may negatively affect public perceptions of other for-profit educational institutions, including Aspen. In addition, in recent years, reports on student lending practices of various lending institutions and schools, including for-profit schools, and investigations by a number of state attorneys general, Congress and governmental agencies have led to adverse media coverage of postsecondary education. Adverse media coverage regarding other companies in the for-profit school sector or regarding us directly could damage our reputation, could result in lower enrollments, revenues and operating profit, and could have a negative impact on our stock price. Such allegations could also result in increased scrutiny and regulation by the DOE, Congress, accrediting bodies, state legislatures or other governmental authorities with respect to all for-profit institutions, including us.

Due to new regulations or congressional action or reduction in funding for Title IV programs, our future enrollment may be reduced and costs of compliance increased.

The Higher Education Act comes up for reauthorization by Congress approximately every five to six years. When Congress does not act on complete reauthorization, there are typically amendments and extensions of authorization. Additionally, Congress reviews and determines appropriations for Title IV programs on an annual basis through the budget and appropriations process.  There is no assurance that Congress will not in the future enact changes that decrease Title IV program funds available to students, including students who attend our institution. Any action by Congress that significantly reduces funding for Title IV programs or the ability of our school or students to participate in these programs would require us to arrange for other sources of financial aid and would materially decrease our enrollment. Such a decrease in enrollment would have a material adverse effect on our revenues and results of operations. Congressional action may also require us to modify our practices in ways that could result in increased administrative and regulatory costs and decreased profit margin.

We are not in position to predict with certainty whether any legislation will be passed by Congress or signed into law in the future. The reallocation of funding among Title IV programs, material changes in the requirements for participation in such programs, or the substitution of materially different Title IV programs could reduce the ability of students to finance their education at our institution and adversely affect our revenues and results of operations.

If our efforts to comply with DOE regulations are inconsistent with how the DOE interprets those provisions, either due to insufficient time to implement the necessary changes, uncertainty about the meaning of the rules, or otherwise, we may be found to be in noncompliance with such provisions and the DOE could impose monetary penalties, place limitations on our operations, and/or condition or terminate our eligibility to receive Title IV program funds. We cannot predict with certainty the effect the new and impending regulatory provisions will have on our business.

Investigations by state attorneys general, Congress and governmental agencies regarding relationships between loan providers and educational institutions and their financial aid officers may result in increased regulatory burdens and costs.

In the past few years, the student lending practices of postsecondary educational institutions, financial aid officers and student loan providers were subject to several investigations being conducted by state attorneys general, Congress and governmental agencies.  These investigations concern, among other things, possible deceptive practices in the marketing of private student loans and loans provided by lenders pursuant to Title IV programs. HEOA contains new requirements pertinent to relationships between lenders and institutions. In particular, HEOA requires institutions to have a code of conduct, with certain specified provisions, pertinent to interactions with lenders of student loans, prohibits certain activities by lenders and guaranty agencies with respect to institutions, and establishes substantive and disclosure requirements for lists of recommended or suggested lenders of private student loans. In addition, HEOA imposes substantive and disclosure obligations on institutions that make available a list of recommended lenders for potential borrowers. State legislators have also passed or may be considering legislation related to relationships between lenders and institutions. Because of the evolving nature of these legislative efforts and various inquiries and developments, we can neither know nor predict with certainty their outcome, or the potential remedial actions that might result from these or other potential inquiries. Governmental action may impose increased administrative and regulatory costs and decreased profit margins.

Because we are subject to sanctions if we fail to calculate correctly and return timely Title IV program funds for students who stop participating before completing their educational program, our future operating results may be adversely affected.

A school participating in Title IV programs must correctly calculate the amount of unearned Title IV program funds that have been disbursed to students who withdraw from their educational programs before completion and must return those unearned funds in a timely manner, generally within 45 days after the date the school determines that the student has withdrawn. Under recently effective DOE regulations, institutions that use the last day of attendance at an academically-related activity must determine the relevant date based on accurate institutional records (not a student’s certificate of attendance). For online classes, “academic attendance” means engaging in an academically-related activity, such as participating in class through an online discussion or initiating contact with a faculty member to ask a question; simply logging into an online class does not constitute “academic attendance” for purposes of the return of funds requirements. Because we only recently began to participate in Title IV programs, we have limited experience complying with return-to-Title IV regulations. Under DOE regulations, late return of Title IV program funds for 5% or more of students sampled in connection with the institution's annual compliance audit constitutes material non-compliance. If unearned funds are not properly calculated and timely returned, we may have to repay Title IV funds, post a letter of credit in favor of the DOE or otherwise be sanctioned by the DOE, which could increase our cost of regulatory compliance and adversely affect our results of operations. This may have an impact on our systems, our future operations and cash flows.

Because our financial statements are not unqualified, Aspen may lose its eligibility to participate in Title IV programs or be required to post a letter of credit in order to maintain eligibility to participate in Title IV programs.

To participate in Title IV programs, an eligible institution must satisfy specific measures of financial responsibility prescribed by the DOE, or post a letter of credit in favor of the DOE and possibly accept other conditions, such as additional reporting requirements or regulatory oversight, on its participation in Title IV programs. Our financial statements are qualified on our ability to continue as a going concern, which means the DOE may determine that we are not financially responsible under DOE regulations.  The DOE may also apply its measures of financial responsibility to the operating company and ownership entities of an eligible institution and, if such measures are not satisfied by the operating company or ownership entities, require the institution to meet the alternative standards described under “Regulation” on page 15 of this report. Any of these alternative standards would increase our costs of regulatory compliance. If we were unable to meet these alternative standards, we would lose our eligibility to participate in Title IV programs. If we fail to demonstrate financial responsibility and thus lose our eligibility to participate in Title IV programs, our students would lose access to Title IV program funds for use in our institution, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

If we fail to demonstrate “administrative capability,” we may lose eligibility to participate in Title IV programs.

DOE regulations specify extensive criteria an institution must satisfy to establish that it has the requisite “administrative capability” to participate in Title IV programs.  If an institution fails to satisfy any of these criteria or comply with any other DOE regulations, the DOE may require the repayment of Title IV funds, transfer the institution from the "advance" system of payment of Title IV funds to cash monitoring status or to the "reimbursement" system of payment, place the institution on provisional certification status, or commence a proceeding to impose a fine or to limit, suspend or terminate the participation of the institution in Title IV programs. If we are found not to have satisfied the DOE's "administrative capability" requirements we could be limited in our access to, or lose, Title IV program funding, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operations.

Because we rely on a third party to administer our participation in Title IV programs, its failure to comply with applicable regulations could cause us to lose our eligibility to participate in Title IV programs.

We have been eligible to participate in Title IV programs for a relatively short time, and we have not developed the internal capacity to handle without third-party assistance the complex administration of participation in Title IV programs.  Educational Compliance Management, Inc. assists us with administration of our participation in Title IV programs, and if it does not comply with applicable regulations, we may be liable for its actions and we could lose our eligibility to participate in Title IV programs. In addition, if it is no longer able to provide the services to us, we may not be able to replace it in a timely or cost-efficient manner, or at all, and we could lose our ability to comply with the requirements of Title IV programs, which would limit our potential for growth and adversely affect our enrollment, revenues and results of operation.

If we pay impermissible commissions, bonuses or other incentive payments to individuals involved in recruiting, admissions or financial aid activities, we will be subject to sanctions.

A school participating in Title IV programs may not provide any commission, bonus or other incentive payment based, directly or indirectly, on success in enrolling students or securing financial aid to any person involved in student recruiting or admission activities or in making decisions regarding the awarding of Title IV program funds. If we pay a bonus, commission, or other incentive payment in violation of applicable DOE rules, we could be subject to sanctions, which could have a material adverse effect on our business. Effective July 1, 2011, the DOE abolished 12 safe harbors that described permissible arrangements under the incentive payment regulation. Abolition of the safe harbors and other aspects of the new regulation may create uncertainty about what constitutes impermissible incentive payments. The modified incentive payment rule and related uncertainty as to how it will be interpreted also may influence our approach, or limit our alternatives, with respect to employment policies and practices and consequently may affect negatively our ability to recruit and retain employees, and as a result our business could be materially and adversely affected.

In addition, the GAO has issued a report critical of the DOE’s enforcement of the incentive payment rule, and the DOE has undertaken to increase its enforcement efforts. If the DOE determines that an institution violated the incentive payment rule, it may require the institution to modify its payment arrangements to the DOE’s satisfaction. The DOE may also fine the institution or initiate action to limit, suspend, or terminate the institution’s participation in the Title IV programs. The DOE may also seek to recover Title IV funds disbursed in connection with the prohibited incentive payments. In addition, third parties may file “qui tam” or “whistleblower” suits on behalf of the DOE alleging violation of the incentive payment provision. Such suits may prompt DOE investigations. Particularly in light of the uncertainty surrounding the new incentive payment rule, the existence of, the costs of responding to, and the outcome of, qui tam or whistleblower suits or DOE investigations could have a material adverse effect on our reputation causing our enrollments to decline and could cause us to incur costs that are material to our business, among other things. As a result, our business could be materially and adversely affected.

If our student loan default rates are too high, we may lose eligibility to participate in Title IV programs.

DOE regulations provide that an institution’s participation in Title IV programs ends when historical default rates reach a certain level in a single year or for a number of years.  Because of our limited experience enrolling students who are participating in these programs, we have no historical default rates. Relatively few students are expected to enter the repayment phase in the near term, which could result in defaults by a few students having a relatively large impact on our default rate. If Aspen loses its eligibility to participate in Title IV programs because of high student loan default rates, our students would no longer be eligible to use Title IV program funds in our institution, which would significantly reduce our enrollments and revenues and have a material adverse effect on our results of operations.

Increased scrutiny of accrediting agencies by the Secretary of Education and the U.S. Congress may result in increased scrutiny of institutions, particularly proprietary institutions, by accrediting agencies, and if our institutional accrediting agency loses its ability to serve as an accrediting agency for Title IV program purposes, we may lose our ability to participate in Title IV programs.

Increased regulatory scrutiny of accrediting agencies and their accreditation of universities is likely to continue. While Aspen is accredited by a DOE-recognized accrediting body, the DETC, if the DOE were to limit, suspend, or terminate the DETC’s recognition, we could lose our ability to participate in the Title IV programs. The DOE is scheduled to consider its recognition of DETC at its Spring 2012 meeting. If we were unable to rely on DETC accreditation in such circumstances, among other things, our students and our institution would be ineligible to participate in the Title IV programs, and such consequence would have a material adverse effect on enrollments, revenues and results of operations. In addition, increased scrutiny of accrediting agencies by the Secretary of Education in connection with the DOE’s recognition process may result in increased scrutiny of institutions by accrediting agencies.

 Furthermore, because the for-profit education sector is growing at such a rapid pace, it is possible that accrediting bodies will respond to that growth by adopting additional criteria, standards and policies that are intended to monitor, regulate or limit the growth of for-profit institutions like us. Actions by, or relating to, an accredited institution, including any change in the legal status, form of control, or ownership/management of the institution, any significant changes in the institution’s financial position, or any significant growth or decline in enrollment and/or programs, could open up an accredited institution to additional reviews by the DETC.

If Aspen fails to meet standards regarding “gainful employment,” it may result in the loss of eligibility to participate in Title IV programs.

The DOE’s regulations on gainful employment programs are effective July 1, 2012. Should a program fail the gainful employment metrics three times within a four year period, the DOE would terminate the program’s eligibility for federal student aid (i.e., students in the program would immediately lose eligibility to participate in Title IV programs), and the institution would not be able to reestablish the program’s eligibility for at least three years, though the program could continue to operate without Title IV funding. The earliest a program could lose eligibility under the gainful employment rule will be 2015, based on its 2012, 2013, and 2014 performance under the metrics. Because the DOE’s gainful employment rules will be implemented over several years and are based at least in part on data that is unavailable to us, it is not possible at this time to determine with any degree of certainty whether these new regulations will cause any of our programs to become ineligible to participate in the Title IV programs. However, under this new regulation, the continuing eligibility of our educational programs for Title IV funding is at risk due to factors beyond our control, such as changes in the actual or deemed income level of our graduates, changes in student borrowing levels, increases in interest rates, changes in the federal poverty income level relevant for calculating discretionary income, changes in the percentage of our former students who are current in repayment of their student loans, and other factors. In addition, even though deficiencies in the metrics may be correctible on a timely basis, the disclosure requirements to students following a failure to meet the standards may adversely impact enrollment in that program and may adversely impact the reputation of our educational institutions.

Our failure to obtain DOE approval, where required, for new programs that prepare students for gainful employment in a recognized occupation could materially and adversely affect our business.

Under the DOE regulations, an institution must notify the DOE at least 90 days before the first day of class when it intends to add a program that prepares students for gainful employment in a recognized occupation.  The institution may proceed to offer the program, unless the DOE advises the institution that the DOE must approve the program for Title IV purposes. In addition, if the institution does not provide timely notice to the DOE regarding the additional program, the institution must obtain approval of the program for Title IV purposes.  If the DOE denies approval, the institution may not award Title IV funds in connection with the program. Were the DOE to deny approval to one or more of our new programs, our business could be materially and adversely affected. Furthermore, compliance with these new procedures could cause delay in our ability to offer new programs and put our business at a competitive disadvantage. Compliance could also adversely affect our ability to timely offer programs of interest to our students and potential students and adversely affect our ability to increase our revenues. As a result, our business could be materially and adversely affected.

Our failure to comply with the DOE’s substantial misrepresentation rules could result in sanctions.

The DOE may take action against an institution in the event of substantial misrepresentation by the institution concerning the nature of its educational programs, its financial charges or the employability of its graduates. Under new regulations, the DOE has expanded the activities that constitute a substantial misrepresentation. Under the DOE regulations, an institution engages in substantial misrepresentation when the institution itself, one of its representatives, or an organization or person with which the institution has an agreement to provide educational programs, marketing, advertising, or admissions services, makes a substantial misrepresentation directly or indirectly to a student, prospective student or any member of the public, or to an accrediting agency, a state agency, or to the Secretary of Education. The final regulations define misrepresentation as any false, erroneous or misleading statement, and they define a misleading statement as any statement that has the likelihood or tendency to deceive or confuse. The final regulations define substantial misrepresentation as any misrepresentation on which the person to whom it was made could reasonably be expected to rely, or has reasonably relied, to the person’s detriment. If the DOE determines that an institution has engaged in substantial misrepresentation, the DOE may revoke an institution’s program participation agreement, impose limitations on an institution’s participation in the Title IV programs, deny participation applications made on behalf of the institution, or initiate a proceeding against the institution to fine the institution or to limit, suspend or termination the institution’s participation in the Title IV programs.  We expect that there could be an increase in our industry of administrative actions and litigation claiming substantial misrepresentation, which at a minimum would increase legal costs associated with defending such actions, and as a result our business could be materially and adversely affected.

Failure to comply with the DOE’s credit hour requirements could result in sanctions.

The DOE has defined “credit” hour for Title IV purposes.  The credit hour is used for Title IV purposes to define an eligible program and an academic year and to determine enrollment status and the amount of Title IV aid that an institution may disburse in a payment period. The final regulations define credit hour as an institutionally established equivalency that reasonably approximates certain specified time in class and out of class and an equivalent amount of work for other academic activities. The final regulations also require institutional accreditors to review an institution’s policies, procedures, and administration of policies and procedures for assignment of credit hours. An accreditor must take appropriate actions to address an institution’s credit hour deficiencies and to notify the DOE if it finds systemic noncompliance or significant noncompliance in one or more programs. The DOE has indicated that if it finds an institution to be out of compliance with the credit hour definition for Title IV purposes, it may require the institution to repay the amount of Title IV awarded under the incorrect assignment of credit hours and, if it finds significant overstatement of credit hours, it may fine the institution or limit, suspend, or terminate its participation in Title IV programs, as a result of which our business could be materially and adversely affected.

The U.S. Congress recently conducted an examination of the for-profit postsecondary education sector that could result in legislation or additional DOE rulemaking that may limit or condition Title IV program participation of proprietary schools in a manner that may materially and adversely affect our business.

In recent years, the U.S. Congress has increased its focus on for-profit education institutions, including with respect to their participation in the Title IV programs, and has held hearings regarding such matters.  In addition, the GAO released a series of reports following undercover investigations critical of for-profit institutions. We cannot predict the extent to which, or whether, these hearings and reports will result in legislation, further rulemaking affecting our participation in Title IV programs, or more vigorous enforcement of Title IV requirements. To the extent that any laws or regulations are adopted that limit or condition Title IV program participation of proprietary schools or the amount of federal student financial aid for which proprietary school students are eligible, our business could be materially and adversely affected.

Risks Related to Our Common Stock

Because our common stock is subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. We expect that the market price of our common stock on the Over-The-Counter Bulletin Board (“Bulletin Board”) will be substantially less than $5.00 per share and therefore we will be considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.  These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to purchase and sell or otherwise make it difficult to sell shares of penny stocks like Aspen.  This may have a depressive effect upon our common stock price.

Our management will be able to exert control over us to the detriment of minority shareholders.

Our executive officers and directors own approximately 25% of our outstanding common stock. These shareholders, if they act together, may be able to control our management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●	Our failure to generate increasing material revenues;
●	Our failure to become profitable;
●	Our failure to raise working capital;
●	Our public disclosure of the terms of any financing which we consummate in the future;
●	Actual or anticipated variations in our quarterly results of operations;
●	Announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
●	The loss of Title IV funding or other regulatory actions;
●	Our failure to meet financial analysts’ performance expectations;
●	Changes in earnings estimates and recommendations by financial analysts;
●	Short selling activities; or
●	Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share.  This could permit our Board to issue preferred stock to investors who support Aspen and our management and give effective control of our business to Aspen and our management.  Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock.  This could make it more difficult for shareholders to sell their common stock.  This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

An investment in Aspen may be diluted in the future as a result of the issuance of additional securities.

In order to raise additional capital to meet its working capital needs, we expects to issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to investors.  Investors should anticipate being substantially diluted based upon the current condition of the capital and credit markets and their impact on small companies.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor.  The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations.  As a result, you will not receive any dividends on your investment for an indefinite period of time.

Management Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the other sections of Form 8-K, including the risk factors and the consolidated financial statements attached hereto as Exhibit 99.1 and the related exhibits.  The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Form 8-K as well as other matters over which we have no control   See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially.

Company Overview

Founded in 1987, Aspen’s mission is to become an institution of choice for adult learners by offering cost-effective, comprehensive, and relevant online education. One of the key differences between Aspen and other publicly-traded, exclusively online, for-profit universities is that 88% of our full-time degree-seeking students (as of December 31, 2011) are enrolled in a graduate degree program (master or doctorate degree program). As of December 31, 2011, 1,477 students were enrolled full-time at Aspen, with 1,297 students or 88% of Aspen’s full-time, degree-seeking student body, enrolled in a master or doctoral degree program.  In addition, a further 496 students are enrolled in a certificate or continuing education program.

Among online, for-profit universities, Aspen ranks among the leaders relative to the closely analyzed industry metrics such as high student graduation rates, high student course completion rates and low revenue exposure to DOE federal student financial aid Title IV programs. During 2011, Aspen had a student graduation rate of 56%, and a student course completion rate of 81% (average of top 10 most popular courses), a federal student financial aid Title IV program participation rate of only 7% of revenues (this rate was calculated in accordance with the DOE regulations with revenues calculated on a cash basis). While most publicly-traded for-profit universities are near the 90/10 Title IV ratio limit, Aspen’s ratio is only 7%.

We generate revenues predominantly from student tuition fees.  Aspen installed a new senior management team during the second quarter of 2011.  As a result, our business has substantially changed.  These changes include:

●
Effective July 15, 2011, Aspen substantially changed its tuition rates across all degree-seeking programs. We terminated a pre-payment option that charged students only $3,600 for the entire 12-course master or doctorate program (the pre-payment option offered the student the ability to pre-pay $2,700 for the first four courses or 12 credit hours, followed by $112.50 per course or $37.50 per credit hour for the remaining eight courses.)  The new tuition policy effective July 15, 2011 is $300 per credit hour (compared to an average tuition rate of $100 per credit hour under the prior plan) for master or doctorate programs, with a pre-payment option that offers students a discount of approximately 33% off the $300 per credit hour standard payment plan. These rates do not include fees such as annual library/technology fee, or dissertation and internship fees.

●	Our total enrollment grew over 47% from 1,342 students at December 31, 2010 to 1,973 students at December 31, 2011.
●	We spent $981,546 revamping our e-commerce infrastructure including call center management software and services, lead management software and services and student management system upgrade.
●	We enhanced our marketing techniques and increased our marketing budget.
●	Late in 2011 we hired a new Executive Vice President of Marketing who will head our new call center opening in 2012, subject to any required regulatory approvals.

Results of Operations

Year Ended December 31, 2011 Compared with Year Ended December 31, 2010

Revenue

Revenue for the year ended December 31, 2011 increased to $4,477,931 from $3,153,699 for the year ended December 31, 2010, an increase of 42.0%. The increase is primarily attributable to the increase in Aspen student enrollments as tuition revenues increased to $2,481,403 from $1,572,819, an increase of 58%. The revenue Aspen derives from its corporate-sponsored employee certificate programs rose to $1,996,528 from $1,580,880, an increase of 26%.

Our 2011 and 2010 revenue was impacted by the 2010 pre-payment tuition plan (discontinued July 15, 2011) with its relatively low tuition rates.  As of December 31, 2011, 35% of our full-time students were still enrolled under the 2010 tuition plan.  Accordingly, much as 2011 was affected, 2012 revenue will experience a similar, but gradually diminishing, effect from the lower tuition under the 2010 tuition plan. The 2010 tuition plan produced immediate cash flow but created low gross margins.

Additionally, Aspen’s largest corporate customer is Verizon, which represented 45% of our revenues in 2011and 50% in 2010. In 2012, Aspen projects revenues with corporate customers, while still growing, to decrease to 35% of revenues. Because of payments we make to a third party marketing company, our gross margins from corporate customers revenues is substantially less.

Costs and Expenses

Instructional Costs and Services

Instructional costs and services for the year ended December 31, 2011 increased to $2,493,341 from $1,759,140 for the year ended December 31, 2010, an increase of 41.7%. The increase is primarily attributable to higher charges associated with purchased courseware and payments to faculty due to the increase in class completions.

Marketing and Promotional

Marketing and promotional costs for the year ended December 31, 2011 increased to $1,181,558 from $242,134 for the year ended December 31, 2010, an increase of 388%. The increase is primarily attributable to expenses related to the launch and operation of Aspen's new marketing and student enrollment program.

General and Administrative

General and administrative costs for the year ended December 31, 2011 increased to $2,634,453 from $998,777 for the year ended December 31, 2010, an increase of 164%. The increase is primarily attributable to payroll costs associated with the expansion of our new management team in 2011, which resulted in compensation expense of $1,596,711, or $982,637 in additional compensation expense compared to 2010, which was a 160% increase.  In 2012, we expect that compensation of our executive management team will be approximately $662,500 or approximately 19% less than 2011, not including any non-cash stock option charges. Included in the compensation expense, there were $440,735 in one-time costs associated with the resignation of the Company’s former Chairman, Patrick Spada. In addition, there were severance costs of $41,833 related to the Company’s former Chief Operating Officer, the Company’s former Controller and the Company’s former Secretary.

Depreciation and Amortization

Depreciation and amortization costs for the year ended December 31, 2011 decreased to $264,082 from $338,803 for the year ended December 31, 2010, a decrease of 22.1%. The decrease is primarily attributable to the run-off of prior-year curriculum investments and a partial period for the capitalized systems infrastructure investments. Included in amortization is $60,290 for technology infrastructure expenses which reflected approximately six months’ amortization of capitalized costs that will be fully expensed over five years in line with Aspen's accounting policies.

Other Income (Expense)

Other income (expense) for the year ended December 31, 2011 increased to ($25,194) from ($18,391) for the year ended December 31, 2010, an increase of 37.0%. The increase is primarily attributable to higher levels of interest expense.

Income Taxes

Income taxes expense (benefit) for the year ended December 31, 2011 and the year ended December 31, 2010 were $0 as the company experienced operating losses in both periods. As management made a full valuation allowance against the deferred tax assets stemming from these losses, there was no tax benefit recorded in the income statement in both periods.

Net Loss

Net loss for the year ended December 31, 2011 increased to ($2,120,697) from ($203,546) for the year ended December 31, 2010, an increase of 942%. The increase is primarily attributable to the budgeted employee, infrastructure and marketing costs associated with Aspen's new programs to sustain future growth.

Capital Resources and Liquidity

Net cash used in operating activities during the year ended December 31, 2011 totaled $1,082,213 and resulted primarily from a net loss of $2,120,697, an increase in prepaid expenses of $97,684, and decreases in accrued expenses of $98,588 and deferred revenue of $54,510, partially offset by non-cash items, including bad debt expense of $21,200, depreciation and amortization of $264,082 and convertible notes issued for services of $22,000, and increases in accounts receivable of $196,229 and accounts payable of $780,703. Net cash from operating activities include non-recurring expenses of $482,568.

Net cash used in investing activities during the year ended December 31, 2011 totaled $1,276,653 and resulted primarily from purchases of property and equipment of $133,431, purchases of intangible assets of $981,546, and loans to shareholders of $388,210, offset by officer loan repayments received of $238,210.

Net cash provided by financing activities during the year ended December 31, 2011 was $2,830,630 and resulted primarily from proceeds from the issuance of preferred shares of $3,469,985, the issuance of convertible notes of $328,000, partially offset by proceeds used to repurchase treasury shares of $761,200, payments for shareholder rescissions of $165,000, and principal payments on notes payable of $30,871. Net cash from financing activities include non-recurring expenditures of $942,572.

In May 2011, Aspen had approximately $200,000 in cash when its new management team joined it in connection with the EGC merger.  From June 2010 through the time of the EGC merger, Aspen had received $1,390,500 from the 2010 tuition plan which was designed to increase cash flow.  To sustain its operations, Aspen raised $328,000 from the sale of convertible notes and $3,469,985 from the sale of convertible preferred stock at prices ranging from approximately  $0.95 to $1.00 per share.  Funds were used to repurchase $740,000 of common stock pursuant to a prior obligation, to repay $165,000 to investors who purchased Aspen common stock in prior years resulting from violation of state securities laws registration provisions, to repurchase $21,200 of common stock to investors requesting a return of their investments, and $2,871,785 for general corporate purposes including working capital.

We have limited working capital.  As of the date of this report, we had $640,541 in available cash.  To meet our working capital needs, the Public Company plans to raise up to $6,000,000. We are currently offering to sell $2,000,000 of convertible notes, convertible at $1.00 per share and due June 30, 2012, together with 500,000 five-year warrants exercisable at $1.00 per share. We have entered into a letter of intent with Laidlaw & Company (UK) Ltd. which agreed to use its best efforts to raise up to $6,000,000 (with an option to sell up to an additional $1,200,000) including the balance of the $2,000,000 offering.  The $2,000,000 offering is being offered to retail investors. We are negotiating with Laidlaw the exact type of securities we intend to offer and their terms for the balance of the $6,000,000 offering (and any amount not sold in the $2,000,000 note offering), which will be primarily offered to institutional investors. If we do not raise approximately $3,000,000, we will not be able to expand as planned.

We expect to spend $1,500,000 in capital expenditures over the next 12 months.

Related Party Transactions

During 2011 and 2010, Aspen’s former Chairman, Patrick Spada, without approval of Aspen’s Board, caused Aspen to spend $289,069 and $214,455, respectively, in personal benefits.  During these periods Mr. Spada did not receive salary or other compensation.

On September 16, 2011, Aspen prepaid $151,667 to HEMG, Mr. Spada’s corporation, as prepaid consulting fees.

At December 31, 2011, we included as an asset a loan receivable of $2,209,960 and an account receivable of $772,793 from our principal shareholder.  Although both are secured by stock pledges, there is a risk that we may not collect all or any of these sums.  See the “Risk Factors” included in this report.

See “Related Person Transactions” later in this report which fully disclose these and other related person transactions.

New Accounting Pronouncements

See Note 2 to our consolidated financial statements included in this report for discussion of recent accounting pronouncements.

Cautionary Note Regarding Forward Looking Statements

This report contains forward-looking statements including future revenues, planned financings, capital expenditures, and liquidity.

All statements other than statements of historical facts contained in this report, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies and Estimates

In response to financial reporting release FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, from the SEC, we have selected our more subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the our financial condition. The accounting estimates are discussed below and involve certain assumptions that, if incorrect, could have a material adverse impact on our results of operations and financial condition.

Revenue Recognition and Deferred Revenue

Revenues consist primarily of tuition and fees derived from courses taught by Aspen online as well as from related educational resources that Aspen provides to its students, such as access to our online materials and learning management system.  Tuition revenue and most fees from related educational resources are recognized pro-rata over the applicable period of instruction.  Aspen maintains an institutional tuition refund policy, which provides for all or a portion of tuition to be refunded if a student withdraws during stated refund periods.  Certain States in which students reside impose separate, mandatory refund policies, which override Aspen’s policy to the extent in conflict.  If a student withdraws at a time when a portion or none of the tuition is refundable, then in accordance with its revenue recognition policy, Aspen immediately recognizes as revenue the tuition that was not refunded.  Since Aspen recognizes revenue pro-rata over the term of the course and because, under its institutional refund policy, the amount subject to refund is never greater than the amount of the revenue that has been deferred, under Aspen’s accounting policies revenue is not recognized with respect to amounts that could potentially be refunded.  Aspen also charges students annual fees for library, technology and other services, which are deferred and recognized over the related service period.  Deferred revenue and student deposits in any period represent the excess of tuition, fees, and other student payments received as compared to amounts recognized as revenue and are reflected as current liabilities in the accompanying consolidated balance sheets.  Aspen’s educational programs have starting and ending dates that differ from its fiscal quarters.  Therefore, at the end of each fiscal quarter, a portion of revenue from these programs is not yet earned.  Other revenues may be recognized as sales occur or services are performed.

Accounts Receivable and Allowance for Doubtful Accounts Receivable

Accounts receivable consist primarily of student accounts receivable, which represent amounts due for tuition, technology fees and other fees from students who are in the course of completing a degree or certificate program.  Students generally fund their education through personal funds, grants and/or loans under various DOE Title IV programs, or tuition assistance from military and corporate employers.  Accounts receivable also includes amounts due from the sale of course curricula to other entities, which last occurred in 2010.

Accounts and student loans receivable are stated at the amount management expects to collect from outstanding balances.  An allowance for doubtful accounts is estimated by management based on (i) an assessment of individual accounts receivable over a specific aging and amount (and all other balances on a pooled basis based on historical collection experience), (ii) consideration of the nature of the receivable accounts and (iii) potential changes in the economic environment.  Bad debt expense is recorded in instructional costs and services expense in the consolidated statements of operations.

All students are required to select both a primary and secondary payment option with respect to amounts due to Aspen for tuition, fees and other expenses.  The most common payment option for Aspen’s students is personal funds or payment made on their behalf by an employer.  In instances where a student selects financial aid as the primary payment option, he or she often selects personal cash as the secondary option.  If a student who has selected financial aid as his or her primary payment option withdraws prior to the end of a course but after the date that Aspen’s institutional refund period has expired, the student will have incurred the obligation to pay the full cost of the course.  If the withdrawal occurs before the date at which the student has earned 100% of his or her financial aid, Aspen will have to return all or a portion of the Title IV funds to the DOE and the student will owe Aspen all amounts incurred that are in excess of the amount of financial aid that the student earned and that Aspen is entitled to retain.  In this case, Aspen must collect the receivable using the student’s second payment option.

For accounts receivable from students, Aspen records an allowance for doubtful accounts for estimated losses resulting from the inability, failure or refusal of its students to make required payments, which includes the recovery of financial aid funds advanced to a student for amounts in excess of the student’s cost of tuition and related fees.  Aspen determines the adequacy of its allowance for doubtful accounts based on an analysis of its historical bad debt experience, current economic trends, and the aging of the accounts receivable and student status.  Aspen applies reserves to its receivables based upon an estimate of the risk presented by the age of the receivables and student status.  Historically, Aspen has written off accounts receivable balances at the earlier of the time the balances were deemed uncollectible, or one year after the revenue is generated.  Aspen continues to reflect accounts receivable with an offsetting allowance as long as management believes there is a reasonable possibility of collection.

For accounts receivable from companies, Aspen estimates its allowance for doubtful accounts by evaluating specific accounts where information indicates the customers may have an inability to meet financial obligations, such as bankruptcy proceedings and receivable amounts outstanding for an extended period beyond contractual terms.  In these cases, Aspen uses assumptions and judgment, based on the best available facts and circumstances, to record a specific allowance for those customers against amounts due to reduce the receivable to the amount expected to be collected.  These specific allowances are re-evaluated and adjusted as additional information is received.  The amounts calculated are analyzed to determine the total amount of the allowance.  Aspen may also record a general allowance as necessary.

Direct write-offs are taken in the period when the Company has exhausted its efforts to collect overdue and unpaid receivables or otherwise evaluate other circumstances that indicate that Aspen should abandon such efforts.

Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Since March 31, 2011, the Public Company’s common stock has been quoted on the Bulletin Board.  The last reported sale price of the Public Company’s  common stock as reported by the Bulletin Board on June 30, 2011 was $6.50.  As of March 15, 2012, Aspen had 162 record holders including 149 shareholders who received shares in the Reverse Merger.  The following table provides the high and low bid price information for our common stock for the periods our stock was quoted on the Bulletin Board.  For the period our stock was quoted on the Bulletin Board, the prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year	Quarter Ended	Prices (1)(2)
		High	Low

2011	December 31	$6.50	$6.50
	September 30	$6.50	$6.50
	June 30	$6.50	$6.25
	March 31	$0.0208	$0.0208

(1)	On June 21, 2011, the Public Company completed a 12 for 1 forward stock split. All prices in the table have been adjusted for the forward split.
(2)	All prices give effect to the 1-for-2.5 reverse stock split effected in February 2012.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future.  Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions.

Recent Sales of Unregistered Securities

In addition to those unregistered securities previously disclosed in reports filed with the SEC, we and Aspen have sold securities without registration under the Securities Act of 1933 (the “Securities Act”) in reliance upon the exemption provided in Section 3(a)(9) and Section 4(2), Rule 506  thereunder as described below.

Name	Date Sold	No. of Securities	Reason for Issuance
Series A Investors (1)	May 20, 2011	850,395 Series A Preferred Stock	Equity exchange of $809,900
Series B Note Investors (1)	May 20, 2011	368,411 Series B Notes	Loans of $350,000
Series B Note Holders (2)	May 20, 2011	368,411 Series B Preferred Stock	Conversion of Notes to Series B
Series C Investors (2)	May 20, 2011	11,307,450 Series C Preferred Stock	Conversion of common stock
Series D Investors (1)	August 19, 2011	1,176,750 Series D Preferred Stock	Investments of $1,176,750
Series E Investors (1)	September 28, 2011	1,700,000 Series E Preferred Stock	Investments of $1,700,000
Aspen Shareholders (3)	March 13, 2012	25,515,204 shares of Common Stock, $500,000 of convertible notes and 456,000 warrants	Merger Consideration
Bridge Lenders (1)	March 15, 2012	$150,000 Convertible Notes and 37,500 warrants	Loan
_________
(1)
The securities were issued in reliance upon the exemption provided by Section 4(2) and Rule 506 under the Securities Act.  There was no general solicitation and the investors were accredited. Of the funds received in the Series A offering, $740,000 was used to repurchase common stock from prior investors under an agreement entered into prior to 2011.

(2)	The securities were issued in reliance upon the exemption provided by 3(a)(9) under the Securities Act.
(3)	The securities were issued in reliance upon the exemption provided by Section 4(2) under the Securities Act. There was no general solicitation.

Share Eligible for Future Sale

As of March 16, 2012, we had 35,275,204 shares of common stock outstanding, of which our directors and officers own approximately 15.2 million shares.  Of the 9,760,000 shares held by the Public Company shareholders, all but 2,000,000 are freely tradable; the balance become free trading three months after the closing of the Reverse Merger (or June 13, 2012). No shares issued in connection with the Reverse Merger can be publicly sold under Rule 144 of the Securities Act until 12 months after the Reverse Merger (or March 13, 2013).  In general, Rule 144 provides that any non-affiliate of Aspen, who has held restricted common stock for at least 12-months, is entitled to sell their restricted stock freely, provided that Aspen stays current in its SEC filings.  After 12-months, a non-affiliate may sell without any restrictions.

Once the 12-month periods has lapsed, an officer, director or other person in control of Aspen may sell after six months with the following restrictions: (i) Aspen is current in its filings, (ii) certain manner of sale provisions, (iii) filing of Form 144, and (iv) volume limitations limiting the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares.  A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Management

Mr. Don Ptalis, the Public Company’s sole officer and director resigned at the time of the consummation of the Reverse Merger. Reference is made to the disclosure set forth under Item 2.01 of this Form 8-K, which disclosure is incorporated herein by reference.  The following executive officers and directors were appointed to their current positions listed in the table in connection with the Reverse Merger. Except for Sanford Rich, who was appointed a director effective with the closing of the Reverse Merger, each person listed in the table had identical positions with Aspen.

Name	Age	Position

Michael Mathews	50	Chief Executive Officer, and Chairman of the Board
Gerald Williams	58	President
David Garrity	51	Chief Financial Officer
Brad Powers	36	Chief Marketing Officer
Angela Siegel	32	Executive Vice President of Marketing
Michael D’Anton	54	Director
C. James Jensen	70	Director
David Pasi	51	Director
Sanford Rich	54	Director
John Scheibelhoffer	50	Director
Paul Schneier	61	Director

Michael Mathews has served as Aspen’s Chief Executive Officer and a director since May 2011.  He served as Chief Executive Officer of interclick, inc. (Nasdaq: ICLK) from August 28, 2007 until January 31, 2011.  From June 2007 until it was acquired by Yahoo, Inc. (NASDAQ: YHOO) in December 2011, Mr. Mathews also served as a director of interclick.  From May 15, 2008 until June 30, 2008, Mr. Mathews served as the interim Chief Financial Officer of interclick.  From 2004 to 2007, Mr. Mathews served as the senior vice-president of marketing and publisher services for World Avenue U.S.A., LLC, an Internet promotional marketing company.   Since March 23, 2011, Mr. Mathews has served as the Chairman and a consultant (and from December 1, 2011 through March 19, 2012 as Executive Chairman) for Wizard World, Inc. (Other OTC: WIZD).   Mr. Mathews was selected to serve as a director due to his track record of success in managing early stage and growing businesses, his extensive knowledge of the Internet marketing industry and his knowledge of running and serving on the boards of public companies.  Additionally, Mr. Mathews was appointed a director in connection with the EGC Merger.

Gerald Williams has served as Aspen’s President since March 2011.  Dr. Williams functions as Aspen’s chief academic officer and has responsibility for all educational matters.  Since January 15, 2012, Dr. Williams has also served as the Dean of our School of Technology.  Prior to January 1, 2012, Dr. Williams was a consultant beginning in March 2011 under a Consulting Agreement.  From 2005 until 2010, Mr. Williams was an adjunct professor at the University of Missouri – Kansas City.

David Garrity has served as Aspen’s Chief Financial Officer since June 2011.  He served as Chief Financial Officer of interclick from June 30, 2008 until August 14, 2009 and as a member of interclick’s board of directors from June 9, 2008 until June 5, 2009.  Through GVA Research LLC, a company he controls, Mr. Garrity provides consulting services to organizations such as the World Bank Group and offers expert commentary on technology sector developments to CNBC, Bloomberg TV and other media networks. Mr. Garrity holds Series 7, 24, 63, 79, 86 & 87 securities licenses and is affiliated with Whitemarsh Capital Advisors, LLC, a Financial Industry Regulatory Authority, Inc. (“FINRA”) member firm. From 2006 to 2008, Mr. Garrity served as Managing Director and Director of Research for Dinosaur Securities, LLC.   In 2006, Mr. Garrity was fined $10,000 and suspended for 45 days from associating with a FINRA member firm for certain inadvertent violations of FINRA's rules unrelated to fraud or any customer complaints. Mr. Garrity consented to the sanctions without admitting or denying FINRA's findings.

Brad Powers has served as Aspen’s Chief Marketing Officer since May 2011. From July 2009 until December 31, 2010, Mr. Powers served as the Chief Marketing Officer of Atrinsic, Inc.  From 2004 until 2009, Mr. Powers was the Chief Executive Officer of Active Response Group, a company he founded.

Angela Siegel has served as Aspen’s Executive Vice President of Marketing since January 1, 2012.  Ms. Siegel has responsibility for the online lead generation and the Office of Enrollment.  From July 2010 until December 2011, Ms. Siegel was the Director of Compliance and Enrollment Analytics at Ward Media, Inc. (“Ward”), a lead generation marketing agency.  From January 2010 until July 2010, Ms. Siegel was the Chief Marketing Officer at the Jack Welch Management Institute at Chancellor University.  From October 2008 until January 2010, Ms. Siegel was the Director of Enrollment Marketing at Ward.  From July 2004 until October 2008, Ms. Siegel was the Online Marketing Manager at Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of post-secondary education including online as well as traditional ground programs.

Michael D’Anton has served as a director of Aspen for approximately five years.  Since 1988, Dr. D’Anton has been a ENT physician and surgeon at ENT Allergy Associates.  Dr. D’Anton was selected as a director for his experience in growing and running a successful surgery center and his knowledge of Aspen from serving as a director prior to the Reverse Merger.

C. James Jensen has served as a director of Aspen since May 2011.  Since 1983, Mr. Jensen has been the managing partner of Mara Gateway Associates, L.P., a privately owned real estate investment company he co-founded.  Since 2006, Mr. Jensen has been the co-managing partner of Stronghurst, LLC, which provides advisory and financial services to emerging growth companies.  Since April 2011, Mr. Jensen has served as a director of Sugarmade, Inc. (OTC BB: SGMD).  From April 2006 until March 2008, Mr. Jensen served as a director of Health Benefits Direct Corp. (OTC BB: HBDT).  Mr. Jensen was selected a director as a designee of Mr. Mathews in connection with the EGC Merger due to his previous service on a public company Board and his experience with entrepreneurial companies.

David Pasi has served as a director of Aspen since May 2011.  Since December 2010, Mr. Pasi has been a financial advisor.  From August 2008 until August 2010, Mr. Pasi was a risk manager at Credit Suisse.  From January 2004 until June 2008, Mr. Pasi was the risk manager at Citigroup, Inc.  Mr. Pasi was selected as a designee of Mr. Spada in connection with the EGC Merger.  Because of his finance background, Mr. Pasi was selected as a director of the Public Company.

Sanford Rich has served as a director since March 13, 2012.  Since October 2011, Mr. Rich has served as Chief Executive Officer of In The Car LLC. Mr. Rich served as a director of interclick from August 28, 2007 until June 5, 2009.  Since January 2008, Mr. Rich has served as Managing Director of Whitemarsh Capital Advisors, a broker-dealer.  From May 2008 to February 2009, Mr. Rich was a Managing Director with Matrix USA LLC, a broker-dealer. From 1995 until January 2008, Mr. Rich was the Senior Vice President of Investments, a Portfolio Manager and a Specialist Manager of High Yield and Convertible Securities Portfolios for institutions at GEM Capital Management, Inc.  Since April 2006, Mr. Rich has served as a director and Audit Committee Chairman for Ins Pro Technologies (OTC BB: ITCC).  Mr. Rich was selected as a director for his 32 years of experience in the financial sector and because he is independent and has experience serving on the audit committees of public companies.

John Scheibelhoffer has served as a director of Aspen for approximately five years.  Since 1996, Dr. Scheibelhoffer has been a physician and surgeon employed by ENT Allergy Associates. Dr. Scheibelhoffer was selected to serve as a director for his experience in running a successful surgery center and his knowledge of Aspen from serving as a director member prior to the EGC Merger.

Paul Schneier has served as a director of Aspen for approximately four years. Since April 2007, Mr. Schneier has been a Division President at PulteGroup, Inc. (NYSE: PHM), a homebuilding company.  Prior to that, Mr. Schneier was a Division President at Beazer Homes USA, Inc. (NYSE: BZEH), a homebuilding company.  Mr. Scheneier was selected to serve as a director because of his management background.

Except for Dr. D’Anton and Mr. Pasi, who are brother-in-laws, there are no family relationships among our directors and/or executive officers.

Director Independence

We currently have seven directors serving on our Board.  We are not a listed issuer and, as such, are not subject to any director independence standards.  Using the definition of independence set forth in the rules of the NYSE Amex, all of our directors except Mr. Mathews are independent.

Board Committees and Charters

We currently have Audit and Compensation Committees of the Board. The members of the Audit Committee are Sanford Rich, Chairman, David Pasi and C. James Jensen. Each of Messrs. Rich, Pasi and Jensen are independent in accordance with the independence standards for audit committees under the NYSE Amex listing rules. The Audit Committee has a written charter approved by the Board.

The members of the Compensation Committee are Mr. Jensen, Chairman, Paul Schneier and John Scheibelhoffer, MD. Our Board is expected to appoint a Nominating Committee, and to adopt charters relative to the Compensation Committee and the Nominating Committee, in the near future. We intend to appoint such persons to the Nominating Committee of the Board as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange, and we are under no obligation to do so.

Code of Ethics

We have adopted a Code of Ethics which applies not only to our Chief Executive Officer and Chief Financial Officer but all directors and employees.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at Aspen Group, Inc., 224 West 30th Street, Suite 604, New York, New York 10001, Attention: Corporate Secretary.  Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Board Structure

We have chosen to combine the Chief Executive Officer and Board Chairman positions.  We believe that this Board leadership structure is the most appropriate for Aspen.  Because we are a small company, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer.  The challenges faced by us at this stage – obtaining financing and implementing our business and marketing plan – are most efficiently dealt with by one person who is familiar with both the operational aspects as well as the strategic aspects of our business.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Prior to the Reverse Merger, Aspen’s management kept its Board apprised of material risks and provided its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Aspen, and how management addresses those risks.  We will continue the same policy.  Mr. Michael Mathews, as our Chief Executive Officer and Chairman of the Board, works closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment.  Presently, the primary risks affecting us are the lack of working capital and our ability to grow our business and manage our expected growth consistent with regulatory oversight.  Prior to the Reverse Merger, the Aspen Board focused on these key risks at each meeting and actively interfaced with management on seeking solutions.  We will continue the same policy.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Our Board believes that diversity brings a variety of ideas, judgments and considerations that benefit Aspen and its shareholders.  Although there are many other factors, the Board seeks individuals with experience on public company boards, experience on operating growing businesses, and experience with online universities.

Executive Compensation

The following information is related to the compensation paid to Aspen’s Chief Executive Officers (principal executive officers) serving during the last fiscal year (the “Named Executive Officers”). No other executive officer earned over $100,000.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($)(c)	All Other Compensation ($)(i)	Total ($)(j)
Michael Mathews (1)	2011	62,500		62,500
Chief Executive Officer

Patrick Spada (2)(3)	2011	0	440,735	440,735
Former Chairman	2010	0	0	0

__________
(1)  Mr. Mathews began serving as Chief Executive Officer of Aspen in May 2011.
(2)  Mr. Spada ceased to be principal executive officer of Aspen in May 2011.
(3)  All other compensation represents estimated personal expenses paid by Aspen.  Also includes $151,667 in prepaid consulting fees. See page 85 for a further description of these personal expenses.

Executive Employment Agreements

Each of the Employment Agreements described below was entered into by Aspen prior to the Reverse Merger.  We assumed each agreement effective with the closing, and all option grants and common stock issued as performance bonuses will be of the Public Company.  Each person’s title with Aspen is identical with the Public Company.

Michael Mathews.  Effective on July 5, 2011, Aspen entered into a four-year Employment Agreement with Michael Mathews to serve as our Chief Executive Officer. In accordance with the Employment Agreement, Mr. Mathews is paid a base salary of $250,000 per year, which will be increased by at least 10% annually.  In addition to a base salary, Mr. Mathews is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones of which at least half would be paid in cash and the remaining in common stock.  If performance milestones are met, Mr. Mathews’ bonus will be 100% of his base salary for the year the milestone was met.  Additionally, in March 2012, Mr. Mathews was granted 300,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share vesting over a three-year period.

Gerald Williams.  Effective January 1, 2012, Aspen entered into a five-year Employment Agreement with Mr. Gerald Williams to serve as its President.  In accordance with the Employment Agreement, Mr. Williams is paid a base salary of $150,000 per year.  In addition to base salary, Mr. Williams is eligible to receive an annual performance bonus in an amount equal to 50% of his then-current base salary, based upon the achievement of pre-established performance milestones mutually agreed upon by him and the Chief Executive Officer.  One-half of the annual bonus is to be paid in cash and the remaining is to be paid in common stock.  Additionally, in March 2012, Mr. Williams was granted 200,000 five-year options to purchase shares of Public Company common stock at $1.00 per share vesting over a three-year period.

David Garrity.  Effective on June 9, 2011, Aspen entered into a four-year Employment Agreement with David Garrity to serve as its Chief Financial Officer. In accordance with the Employment Agreement, from June 9, 2011 through July 4, 2011, Mr. Garrity was paid a fee in lieu of salary at a rate of $10,000 per month pursuant to a separate Consulting Agreement with Mr. Garrity.  From July 4 until September 30, 2011, Aspen paid Mr. Garrity $10,000 per month (a rate of $125,000 per annum).  From October 1, 2011, Mr. Garrity was paid at the rate of $250,000 per year, which will be increased by at least 10% annually. In addition to a base salary, Mr. Garrity is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones of which at least half would be paid in cash and the remaining in Aspen common stock.  If performance milestones are met, Mr. Garrity’s bonus will be 100% of his base salary for the year the milestone was met.  Additionally, in March 2012, Mr. Garrity was granted 200,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share vesting over a three-year period.

Brad Powers.  Effective on July 5, 2011, Aspen entered into an Employment Agreement with Brad Powers to serve as its Chief Marketing Officer. In accordance with the Employment Agreement, Mr. Powers is paid a base salary of $250,000 per year, which will be increased by at least 10% annually.  In addition to a base salary, Mr. Powers is eligible to receive an annual performance bonus based upon the achievement of pre-established performance milestones of which at least half would be paid in cash and the remaining in common stock.  If performance milestones are met, Mr. Powers’ bonus will be 100% of his base salary for the year the milestone was met.  Additionally, in March 2012, Mr. Powers was granted 200,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share vesting over a three-year period.

Angela Siegel.  Effective January 1, 2012, Aspen entered into an Employment Agreement with Angela Siegel to serve as its Executive Vice President, Marketing. In accordance with the Employment Agreement, Ms. Siegel is paid a base salary of $150,000 per year.  In addition to base salary, Ms. Siegel is eligible to receive an annual performance bonus in an amount equal to 50% of her then-current base salary, based upon the achievement of pre-established performance milestones mutually agreed upon by her and the Chief Executive Officer.  Additionally, in March 2012, Ms. Siegel was granted 150,000 five-year options to purchase shares of Public Company common stock exercisable at $1.00 per share and vesting over a three-year period.

Amendments to Employment Agreements

As of December 31, 2011, Messrs. Michael Mathews and Brad Powers, our Chief Executive Officer and Chief Marketing Officer, entered into amendments to their Employment Agreements waiving the 50% of their salaries that would have otherwise accrued. Further they agreed to reduce their base salaries by 50% until such time as Mr. Mathews or our Board determine that we have sufficient cash flow to pay  the previously agreed upon amount.

Termination Provisions

The table below describes the severance payments that our executive officers are entitled to in connection with a termination of their employment upon death, disability, dismissal without cause, for Good Reason, a change of control and the non-renewal of their employment at the discretion of Aspen.  All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the Regulations thereunder.

	Michael Mathews	Gerald Williams	David Garrity	Brad Powers	Angela Siegel

Death or Total Disability	Six months base salary	Three months base salary	Six months base salary	Six months base salary	Six months base salary

Dismissal Without Cause or Resignation for Good Reason (1)	12 months base salary (2)	The greater of three months base salary or the remainder of the base salary due under the employment agreement	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement (2)	12 months base salary (2)	The greater of six months base salary or the remainder of the base salary due under the employment agreement

Change of Control	None	The greater of three months base salary or the remainder of the base salary due under the employment agreement (3)	The greater of 12 months base salary or the remainder of the base salary due under the employment agreement (2)	None	The greater of six months base salary or the remainder of the base salary due under the employment agreement. (3)

Expiration of Initial Term and Aspen does not renew	12 months base salary (2)	Three months base salary	12 months base salary (2)	12 months base salary (2)	Six months base salary
_________
(1) Generally, Good Reason in the above Agreements include the material diminution of the executives’ duties, any material reduction in base salary without consent, the relocation of the geographical location where the executive performs services or any other action that constitutes a material breach by Aspen under the Employment Agreements.
(2) Any restricted stock or stock options held by the executive immediately vest upon occurrence of this event.
(3) Certain stock options will immediately vest.

Outstanding Equity Awards at Fiscal Year End

The Public Company and Aspen did not have an equity incentive plan in place, or any outstanding equity awards, as of December 31, 2011.

Equity Compensation Plan Information

Immediately following the closing of the Reverse Merger, our Board adopted the 2012 Equity Incentive Plan (the “Plan”) which provides for 2,500,000 shares to be granted under the Plan.

The exercise price of options or stock appreciation rights granted under the Plan shall not be less than the fair market value of the underlying common stock at the time of grant.  In the case of incentive stock options, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders.  Options and stock appreciation rights granted under the Plan shall expire no later than 10 years after the date of grant.  The total number of shares with respect to which options or stock awards may be granted under the Plan the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board may from time to time may alter, amend, suspend, or discontinue the Plan with respect to any shares as to which awards of stock rights have not been granted.  However no rights granted with respect to any awards under the Plan before the amendment or alteration shall be impaired by any such amendment, except with the written consent of the grantee.

 Under the terms of the Plan, our Board may also grant awards which will be subject to vesting under certain conditions.  The vesting may be time-based or based upon meeting performance standards, or both. Recipients of restricted stock awards will realize ordinary income at the time of vesting equal to the fair market value of the shares.  We will realize a corresponding compensation deduction.  Upon the exercise of stock options or stock appreciation rights, the holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder.  Upon sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

The Plan and our standard Stock Option Agreement provide for “clawback” provisions, which enable our Board to cancel options and recover past profits if the person is dismissed for cause or commits certain acts which harm us.

Director Compensation

The Public Company and Aspen did not compensate its directors for their service in fiscal 2011.

Related Person Transactions

During 2010-2011, Aspen entered into numerous transactions with its founder and then Chairman, Mr. Patrick Spada, and a corporation he controlled, HEMG.  These transactions also occurred prior to 2010. In connection with the audit of Aspen’s financial statements for 2010-2011, Aspen discovered in November, 2011 that HEMG had borrowed $2,195,084 from it from 2005 to 2010 without Board of Directors authority. Aspen has been unable to reach any agreement with Mr. Spada concerning repayment and is considering its options. In connection with this loan, three of Aspen’s directors pledged 2,209,960 shares of common stock (at the value of $1.00 per share) to secure payment of this loan receivable.  The directors are Mr. Michael Mathews, our Chairman and Chief Executive Officer, and Drs. Michael D’Anton and John Scheibelhoffer.  Additionally, Mr. Spada has claimed that he and HEMG are owed approximately $1,200,000.  Aspen believes his claim is baseless and utterly without merit.

Previously on September 16, 2011, Aspen, HEMG, and Mr. Spada entered into a series of agreements. In essence, Mr. Spada gave up substantial control he retained including the power to determine when, if ever, Aspen would go public; in exchange he received substantial benefits from Aspen which are described below.

Prior to 2010, HEMG purchased video courses and program rights from Aspen for $1,055,000.  The balance due Aspen on September 16, 2011 was $772,793.  Under one agreement, HEMG pledged 772,793 shares of Series C, which converted to 654,850 shares of the Public Company’s common stock upon the closing of the Reverse Merger to secure payment of this $772,793. On March 8, 2012, Mr. Michael Mathews, our Chief Executive Officer, pledged an additional 117,943 shares as collateral for the repayment of the $772,793 HEMG obligation.  Aspen’s Board never authorized entry into the 2008 agreements.  As a result, Aspen’s Board accelerated the due date from 2013 and declared it immediately due and payable.

On September 16, 2011, Aspen and HEMG also entered into a two-year Consulting Agreement under which HEMG agreed to serve as a consultant for a fee paid $140,000 per year for not more than 20 hours per month.  Upon execution of the Consulting Agreement, Aspen prepaid $151,667 in advance.  The Consulting Agreement further provided $22,793 owed by Mr. Spada to Aspen will be repaid $2,000 per month (with $2,793 the last month) by offsetting amounts due under the Consulting Agreement commencing in the 14th month.  The Consulting Agreement was to terminate when Mr. Spada publicly sells any of Aspen’s common stock which cannot be before one year after the Reverse Merger closing (or March 13, 2013). Over the term of the Consulting Agreement, Mr. Spada was eligible to receive option grants in an amount equal to what any officer or director receives.

Aspen learned of the unauthorized borrowing described above and gave notice of termination of the Consulting Agreement on January 2, 2012.

Additionally, in connection with the HEMG Agreement, Aspen repaid a loan owed to Mr. Steve Karl, a former employee of Aspen, by Mr. Spada of approximately $16,000.  Aspen also agreed to pay Mr. Karl severance of $75,000 (six months base pay). Additionally, Aspen agreed to pay Mr. Karl’s wife and previously the bookkeeper of Aspen $32,500 (six months base pay) and paid a former bookkeeping consultant $6,000.  When Aspen gave notice of termination of the Consulting Agreement to Mr. Spada, it also gave notice to the Karls that it was terminating its severance obligations, given the fact that these employees were responsible for keeping Aspen’s books and records during the timeframes of the unauthorized Spada borrowings.

The 5,732,965 shares of the Public Company’s common stock which HEMG holds that are not pledged to Aspen are subject to a Lock-Up/Leak-Out Agreement which (i) restricts sales of all common stock until 12 months from the Reverse Merger closing. Commencing on the 12 month anniversary of the closing of  the Reverse Merger and until 12 months thereafter, HEMG and Spada, collectively, are, in any given week, allowed to sell, transfer or otherwise dispose of up to 5% of the total trading volume for the Public Company’s common stock for the prior 10 trading days not including any days in the week of sale.  The current directors of the Public Company also signed Lock-Up/Leak-Out Agreements at the same terms as the HEMG Lock-Up/Leak-Out Agreement.

Although Mr. Spada is believed to have devoted his full-time services to Aspen, there is no evidence he ever received any salary. For 2010 and 2011, Aspen paid $655,191 of personal expenses on behalf of Mr. Spada.  Aspen issued to Mr. Spada and HEMG two 1099s in relation to 2011 for $119,800 and $320,935, respectively.  No 1099s were issued to HEMG or Mr. Spada prior to 2011, and the difference was added to the loan receivable.

On September 16, 2011, Mr. Spada sold 3,769,150 shares of Series C (equivalent to 3,193,906 shares of common stock of the Public Company) for $1,000,000 or approximately $0.265 per share (or the equivalent of $0.313 per share of the Public Company’s common stock). Our Mr. Michael Mathews, Aspen’s Chief Executive Officer, was one of the purchasers; other purchasers included Mr. David Garrity, Aspen’s Chief Financial Officer, and Michael D’Anton, MD, Mr. C. James Jensen and John Scheibelhoffer MD who are Aspen directors. On September 21, 2011, Aspen lent $238,210 to Mr. Mathews to allow him to acquire Series C from HEMG.  The loan was for a nine month period with 3% per annum interest and was guaranteed by Mr. Mathews’ wife and secured by a pledge of 40,000 shares of interclick, inc. common stock owned by Mr. Mathews. Mr. Mathews repaid the loan in December 2011. In December 2011, Aspen lent Mr. Brad Powers, Chief Marketing Officer, $150,000 in exchange for a promissory note bearing 3% per annum interest due September 14, 2012.  As collateral, the note was secured by 500,000 shares of Aspen’s common stock.  The loan was repaid in February 2012.

On March 13, 2012, Mr. Mathews made an investment of $300,000 in a convertible promissory note due March 31, 2013, bearing interest at 0.19% per annum. The note is convertible into common shares of the Public Company at the rate of $1.00 per share upon five days written notice to the Public Company.   The Public Company assumed this note and Aspen cancelled its note.

On September 16, 2011, Aspen also exchanged general releases with Mr. Spada/HEMG, and Mr. Spada entered into a modified non-compete agreement where he was permitted to compete with Aspen except with respect to three corporate customers for whom Aspen has an existing commercial relationship with. He also agreed to a two-year confidentiality provision and agreed not to solicit employees for nine months after expiration of the Consulting Agreement. Excluded from the non-solicitation were the Karl’s and the bookkeeper referred to above. Finally, Aspen entered into an Indemnification Agreement with HEMG on September 16, 2011 agreeing to indemnify it from liability for its actions to the fullest extent permitted by law. The Indemnification Agreement is similar to the form Aspen provides to its directors and executive officers. Aspen’s Second Amended and Restated Certificate of Incorporation contains a provision which precludes indemnification resulting from any litigation between it and any officer or director.

During 2009, Aspen received a loan of $50,000 from the brother of Patrick Spada, the former Chairman of Aspen.  During 2011 and 2010, the loans were non-interest bearing demand loans.  In 2012, the lender agreed to convert the loan into a long-term convertible note payable.  Additionally, in 2010, Aspen acquired $52,000 of courseware curricula from an entity owned by the brother of the former Chairman of Aspen and later sold $125,000 of course curricula to HEMG.

As of December 31, 2011, Messrs. Michael Mathews and Brad Powers, our Chief Executive Officer and Chief Marketing Officer, entered into amendments to their Employment Agreements waiving the 50% of their salaries that would have otherwise accrued. Further they agreed to reduce their base salaries by 50% until such time as Mr. Mathews or our Board determine that we have sufficient cash flow to pay the previously agreed upon amount.

In May 2011, the following investments in Aspen’s Series A Preferred Stock offering were made directly or indirectly by our officers and/or directors:

●	David Pasi invested $30,000 for 31,500 shares of Series A.
●	Sanford Rich invested $25,000 for 26,250 shares of Series A*.
●	C. James Jensen invested $50,000 for 52,500 shares of Series A.
●	Michael Mathews invested $150,000 for 157,500 shares of Series A.
●	David Garrity invested $25,000 for 26,250 shares of Series A*.
___________
*Messrs. Rich and Garrity were not affiliated with Aspen at the time.

In May 2011, the following investments in Aspen’s Series B Preferred Stock offering were made directly or indirectly by officers and/or directors:

●	Michael Mathews invested $50,000 for 52,631 shares of Series B.
●	John Scheibelhoffer invested $31,500 for 33,157 shares of Series B.
●	Michael D’Anton invested $7,500 for 7,894 shares of Series B.

In September 2011, the following investments in Series C were made directly or indirectly by officers and/or directors:

●	John Scheibelhoffer invested $50,000 for 188,457 shares of Series C.
●	Michael D’Anton invested $50,000 for 188,457 shares of Series C.
●	C. James Jensen invested $53,062 for 200,000 shares of Series C.
●	David E. Pasi invested $50,000 for 188,457 shares of Series C.
●	David Garrity invested $25,053 for 94,430 shares of Series C.
●	Michael Mathews invested $238,209.94 for 897,848 shares of Series C.
●	Gerald Williams invested $25,000 for 94,229 shares of Series C.

The series C shares were sold by HEMG, not Apsen.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of the Public Company’s common stock beneficially owned as of March 15, 2012 by (i) those persons known by the Public Company to be owners of more than 5% of its common stock, (ii) each director (iii) the Named Executive Officers (as disclosed in the Summary Compensation Table), and (iv) the Public Company’s executive officers and directors as a group.  Unless otherwise specified in the notes to this table, the address for each person is: c/o Aspen Group, Inc. 224 West 30th Street, Suite 604 New York, New York 10001.

Title of Class	Beneficial Owner	Amount of Beneficial Ownership (1)	Percent Beneficially Owned (1)

Named Executive Officers:
Common Stock	Michael Mathews (2)	2,918,450	8.3%
Common Stock	Patrick Spada (3)	6,398,315	18.1%
Directors:
Common Stock	Michael D’Anton (4)	1,952,589	5.5%
Common Stock	James Jensen (4)	221,976	*
Common Stock	David Pasi (4)	317,195	*
Common Stock	Sanford Rich (4)	26,250	*
Common Stock	John Scheibelhoffer (4)	1,977,852	5.6%
Common Stock	Paul Schneier (4)	735,000	2.1%
Common Stock	All directors and executive officers as a group (11 persons) (5)	8,835,428	25.0%
5% Shareholders:
Common Stock	Higher Education Management Group, Inc. (6)	6,387,815	18.1%

* Less than 1%.
___________
(1)           Applicable percentages are based on 35,275,204 shares outstanding as of March 15, 2012 adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise.  Unless otherwise indicated in the footnotes to this table, the Public Company believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.  This table does not include any unvested stock options.

(2)           Mr. Mathews is our Chairman and Chief Executive Officer.  Includes 300,000 shares issuable upon conversion of a $300,000 Note.
(3)           Mr. Spada is the former Chairman of Aspen.  Includes shares owned by HEMG.
(4)           A director.
(5)           In accordance with SEC rules, includes shares held by executive officers who are not Named Executive Officers.
(6)           HEMG is an entity controlled by Aspen’s former Chairman, Patrick Spada.  A total of 772,793 shares of Public Company common stock are pledged to Aspen to secure payment of $772,793 originally due in December 2013, however, the note has been put into default by Aspen’s Board.  Prior to converting its common stock to Series C in May 2011, HEMG sold 10,000 shares of Aspen to an investor.  Due to an internal error, HEMG’s ownership was not reduced.  The investor recently asserted a claim for the 10,000 shares of common stock plus 11,000 shares representing a 2011 stock dividend he should have received. Mr. Spada has ignored the claim. Aspen intends to decrease HEMG’s ownership by 21,000 shares of common stock and issue the investor the 21,000 shares of common stock that would have been issued to the investor as a dividend once the ownership dispute is resolved. Mr. Spada’s former assistant has admitted it was an internal error.

Description of Securities

We are authorized to issue 120,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of the date of this report, 35,275,204 shares of common stock and 0 shares of preferred stock are outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors.  There is no cumulative voting in the election of directors.  The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock.  In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.  Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our board of directors.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock.  In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

Options and Warrants

Prior to the closing of the Reverse Merger, Aspen had 456,000 five-year warrants exercisable at $1.00 per share outstanding and expiring in 2016.  Upon the closing of the Reverse Merger, the Public Company assumed the warrants.  There are no stock options or other rights to purchase the Public Company’s common stock outstanding, except for 1,500,000 options exercisable at $1.00 per share, which were granted on March 15, 2012.

Debt Securities

Aspen issued $500,000 of long-term convertible notes, convertible at $1.00 per share.  The Public Company has agreed to assume these notes upon cancellation of the Aspen Notes.

Indemnification of Directors and Officers.

Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●           For any breach of the director’s duty of loyalty to us or our shareholders;

●           For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●           Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

●           For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above.  The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding.  The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders.  The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.  We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers.  We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers (or a director or officer sues us).  This limitation is designed to insure that if we are involved in litigation adverse to a director or officer, we do not have to pay for his legal fees. We have also entered into Indemnification Agreements with each of our executive officers and directors.

We have been advised that the SEC believes it is against public policy for us to indemnify our directors and officers for violations of the Securities Act as expressed in the Securities Act and it is therefore unenforceable.  Accordingly, we have agreed that, unless our attorneys advise us that the courts have ultimately decided whether the SEC is correct, we will let a court determine whether we can indemnify our directors and officers under such laws.

Transfer Agent

Action Stock Transfer Corporation is our transfer agent located at 2469 E. Fort Union Boulevard, Suite 214, Salt Lake City, UT 84121.

ITEM 4.01    CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT.

(a)  Dismissal of Independent Registered Public Accounting Firm

Effective on March 15, 2012, Lake Associates, CPA’s LLC (the “Former Auditor”) was dismissed as the independent registered public accounting firm for the Public Company.  The Former Auditor has served as the auditors of the Public Company’s financial statements since the audit of the Public Company’s financial statements for the year ended February 28, 2010.

The reports of Former Auditor on the Public Company’s consolidated financial statements for the Public Company’s fiscal years ended February 28, 2010 and 2011 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle, except that there was an explanatory paragraph describing conditions that raised substantial doubt about the Public Company’s ability to continue as a going concern.  The decision to change accountants was approved by the Public Company’s Board of Directors.

During the Public Company’s two most recent fiscal years and any subsequent interim period preceding the Former Auditor’s dismissal, there were no disagreements with the Former Auditor on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Auditor, would have caused the Former Auditor to make reference to the subject matter of the disagreements as defined in Item 304 of Regulation S-K in connection with any reports it would have issued, and there were no “reportable events” as such term is described in Item 304 of Regulation S-K.

The Public Company has provided the Former Auditor with a copy of the foregoing disclosure, and requested that the Former Auditor furnish the Public Company with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with such disclosure.  A copy of the letter from the Former Auditor addressed to the Securities and Exchange Commission dated as of March 15, 2012 is filed as an Exhibit 16.1 to this Form 8-K.

(b)  Appointment of New Independent Registered Public Accounting Firm

Effective March 15, 2012, Salberg & Company, P.A. (“Salberg”) was engaged to serve as the Public Company’s new independent registered public accounting firm.  The engagement of Salberg as the Public Company’s new independent registered public accounting firm was approved by the Public Company’s Board of Directors.

During the Public Company’s two most recent fiscal years and any subsequent interim period preceding the Former Auditor’s dismissal, the Public Company did not consult with Salberg regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Public Company’s financial statements; or (ii) any matter that was either the subject of a disagreement as defined in Item 304 of Regulation S-K or a reportable event as such term is described in Item 304 of Regulation S-K.

Salberg audited the financial statements of Aspen which are filed with this report.

ITEM 5.01   CHANGES IN CONTROL OF REGISTRANT.

Reference is made to the disclosure set forth under Item 2.01 of this Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Reference is made to the disclosure set forth under Item 2.01 of this Form 8-K, which disclosure is incorporated herein by reference.

ITEM 5.03    AMENDMENT TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

The Public Company intends on changing its fiscal year end to December 31st as a result of the Reverse Merger to conform its fiscal year end to that of Aspen.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS.

As a result of the  Reverse Merger described in Item 2.01 of this Form 8-K, we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(a)
Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), Aspen’s audited consolidated financial statements for the fiscal years ended December 31, 2011 and 2010, are filed in this report on Form 8-K as Exhibit 99.1.

(b)	Pro Forma Financial Information. In accordance with Item 9.01(b), our pro forma financial statements are filed in this Form 8-K as Exhibit 99.2.
(c)	Shell Company Transactions. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.
(d)	Exhibits. The exhibits listed in the following Exhibit Index are filed as part of Form 8-K.

		Incorporated by Reference			Filed or Furnished
Exhibit #	Exhibit Description	Form	Date	Number	Herewith

2.1	Certificate of Merger				Filed
2.2	Agreement and Plan of Merger*				Filed
2.3	Agreement and Plan of Merger – DE Reincorporation				Filed
2.4	Articles of Merger – DE Reincorporation				Filed
2.5	Certificate of Merger – DE Reincorporation				Filed
3.1	Certificate of Incorporation, as amended				Filed
3.2	Bylaws				Filed
3.3	Certificate of Incorporation – Acquisition Sub				Filed
3.4	Articles of Amendment to FL Articles of Incorporation				Filed
3.5	Articles of Amendment to FL Articles of Incorporation	8-K	6/20/11	3.3
3.6	FL Articles of Incorporation	S-1/A	5/5/10	3.1
10.1	Employment Agreement – Mathews**				Filed
10.2	Employment Agreement – Garrity **				Filed
10.3	Employment Agreement – Powers**				Filed
10.4	Employment Agreement - Siegel**				Filed
10.5	Employment Agreement - Williams**				Filed
10.6	September 16, 2011 Spada Agreement				Filed
10.7	Consulting Agreement – Spada				Filed
10.8	Lock-Up/Leak-Out Agreement – Spada				Filed
10.9	Form of Lock-Up/Leak-Out Agreement – officers and directors				Filed
10.10	Stock Pledge Agreement - HEMG				Filed
10.11	Stock Pledge Agreement - Directors				Filed
10.12	Stock Pledge Agreement - Mathews dated March 8, 2012				Filed
10.13	2012 Equity Incentive Plan				Filed
10.14	Form of Stock Option Agreement				Filed
10.15	Form of Siegel Stock Option Agreement				Filed
10.16	Stock Pledge Agreement - Mathews dated March 16, 2012				Filed
10.17	Amendment to Mathews Employment Agreement**				Filed
10.18	Amendment of Powers Employment Agreement**				Filed
16.1	Former Auditor Letter				Filed
99.1	Aspen University Audited Financial Statements				Filed
99.2	Pro Forma Unaudited Financial Statements				Filed

_________
* The confidential disclosure schedules are not filed in accordance with SEC Staff policy, but will be provided to the Staff upon request.  Certain material agreements contain representations and warranties, which are qualified by the following factors:

(i)
the representations and warranties contained in any agreements filed with this report were made for the purposes of allocating contractual risk between the parties and not as a means of establishing facts;

(ii)	the agreement may have different standards of materiality than standards of materiality under applicable securities laws;
(iii)	the representations are qualified by a confidential disclosure schedule that contains nonpublic information that is not material under applicable securities laws;
(iv)	facts may have changed since the date of the agreement; and
(v)	only parties to the agreement and specified third-party beneficiaries have a right to enforce the agreement.

Notwithstanding the above, any information contained in a schedule that would cause a reasonable investor (or that a reasonable investor would consider important in making a decision) to buy or sell our common stock has been included. We have been further advised by our counsel that in all instances the standard of materiality under the federal securities laws will determine whether or not information has been omitted; in other words, any information that is not material under the federal securities laws may be omitted. Furthermore, information which may have a different standard of materiality will nonetheless be disclosed if material under the federal securities laws.

** Management compensatory plan or arrangement.

Copies of the exhibits referred to above will be furnished at no cost to our shareholders who make a written request to Aspen Group, Inc., 224 West 30th Street, Suite 604 New York, New York 10001 Attention: Corporate Secretary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: March 19, 2012	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer

98